Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

UNITEDHEALTH GROUP INCORPORATED,

SPARTAN MERGER SUB 1, INC.,

SPARTAN MERGER SUB 2, LLC,

and

SURGICAL CARE AFFILIATES, INC.

Dated as of January 7, 2017

i

ii

iii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of January 7, 2017, is by and among Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), Spartan Merger Sub 1, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent and direct wholly owned subsidiary of Merger Sub 2 (“Purchaser”), and Spartan Merger Sub 2, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub 2”, and, together with Purchaser, the “Merger Subs”). Parent, each of the Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that (a) the Parties shall effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company surviving the merger (the “First Merger”) and (b) immediately following the First Merger, the merger of the Company, as the surviving company of the First Merger, with and into Merger Sub 2, with Merger Sub 2 surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the First Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, the Second Merger will be governed by Section 267 of the DGCL and Section 18-209(i) of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and will be effected as soon as practicable following the consummation of the First Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, in connection with the First Merger, each outstanding share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares or Dissenting Shares) will automatically be converted into the right to receive the Transaction Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the First Merger in connection therewith are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other

Transactions upon the terms and subject to the conditions contained herein and (d) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (such recommendation, the “Company Recommendation”);

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions contemplated hereby, including the Offer and the Mergers, and the performance by it of its covenants and agreements contained herein;

WHEREAS, the board of directors or manager, as applicable, of each of the Merger Subs has unanimously (a) determined that the terms of the Transactions, including the Offer and the Mergers, are fair to, and in the best interests of, such Merger Sub and its stockholder or member, as applicable, (b) determined that it is in the best interest of such Merger Sub to enter into, and declared advisable, this Agreement, (c) approved the execution and delivery, by such Merger Sub, of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by such Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein, and (d) in the case of Purchaser, resolved to recommend that Merger Sub 2, as the sole stockholder of Purchaser, approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the First Merger;

WHEREAS, Parent, as the sole member of Merger Sub 2, has taken all requisite action to approve and authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Mergers, and has adopted this Agreement;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are simultaneously herewith entering into that certain Tender and Support Agreement (the “Tender and Support Agreement”), pursuant to which, among other things, such stockholders agree to tender shares of Company Common Stock owned by them into the Offer and vote shares of Company Common Stock owned by them in favor of the adoption of this Agreement if a vote is required to effect the First Merger pursuant to the DGCL; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Offer and the Mergers and to prescribe certain conditions to the Offer and the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I THE OFFER

Section 1.1 The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement has not been terminated in accordance with Article VIII and that the Company shall have complied with its obligations under Section 1.2 and Section 1.3 hereof, as promptly as practicable after the date hereof (but in no event later than 5:00 p.m., New York City time, on the twentieth (20th) Business Day following the date hereof), Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of Rule 14d-2 promulgated under the Securities

Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver of the conditions set forth in Annex A (the “Offer Conditions”). In the Offer, each share of Company Common Stock accepted by Purchaser shall be exchanged for the right to receive, at the election of Parent (such election to be made by delivery of written notice by Purchaser to the Company no later than 5:00 p.m., New York City time, on the tenth (10th) business day prior to the Expiration Date, which notice shall specify the amount of Stock Consideration and Cash Consideration elected to be utilized by Purchaser), either: (i)(x) $11.40 in cash (the “Minimum Cash Consideration”) and (y) a number of shares of Parent Common Stock equal to (A) $57.00 minus the Minimum Cash Consideration, divided by (B) the Parent Trading Price (the “Maximum Stock Consideration”), or (ii)(x) an amount in cash greater than the Minimum Cash Consideration and not to exceed $27.93 (such amount elected by Parent, the “Alternative Cash Consideration,” and each of the Alternative Cash Consideration and the Minimum Cash Consideration, as applicable, being referred to herein as the “Cash Consideration”) and (y) a number of shares of Parent Common Stock equal to (A) $57.00 minus the Alternative Cash Consideration, divided by (B) the Parent Trading Price (the “Alternative Stock Consideration” and each of the Alternative Stock Consideration and the Maximum Stock Consideration, as applicable, being referred to herein as the “Stock Consideration”, and the applicable Stock Consideration together with the applicable Cash Consideration, the “Transaction Consideration”).

(b) Changes to Terms and Conditions. Purchaser expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, including increasing the Transaction Consideration payable in the Offer, except that, without the prior written consent of the Company, Purchaser shall not, and Parent shall not permit Purchaser to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Transaction Consideration to be paid in the Offer, (iii) change the form of consideration payable in the Offer, other than the election of Parent to pay either (A) the Minimum Cash Consideration and the Maximum Stock Consideration or (B) the Alternative Cash Consideration and the Alternative Stock Consideration, in each case, in accordance with Section 1.1(a), (iv) waive, amend or modify any of the conditions set forth in paragraphs (A), (B), (C), (D), (E)(1), (E)(5) or (E)(6) of Annex A (provided, that Parent shall (and shall cause Purchaser to) waive both of the conditions set forth in paragraphs (E)(5) and (E)(6) of Annex A upon the written request of the Company), (v) add any condition to the Offer other than those set forth in Annex A, (vi) amend, modify or supplement any Offer Condition or, except as otherwise expressly permitted by this Agreement, any other term of the Offer, in each case, in any manner adverse to the holders of Company Common Stock, (vii) except as otherwise expressly required or permitted under this Agreement, terminate or extend the Offer, or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

(c) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at 12:01 a.m., New York City time, on the date that is twenty one (21) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (such initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii) Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Article VIII (and subject to the Company’s and Parent’s respective rights to terminate this Agreement in accordance with Article VIII), (A) Purchaser shall (and Parent shall cause Purchaser to) extend the Expiration Date for any period required by applicable U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and its staff with respect thereto or the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), applicable to the Offer (but in no event shall Purchaser be required to extend the Offer past the End Date) and (B) if at any scheduled Expiration Date the Offer Conditions shall not have been satisfied or earlier waived, Purchaser may elect to, and if requested by the Company, shall (and Parent shall cause Purchaser to), extend the Offer and the Expiration Date to a date that is not more than ten (10) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after such previously scheduled Expiration Date; provided, however, that if, as of any Expiration Date, the Offer Conditions set forth in paragraph (A) or paragraph (B) of Annex A shall not have been satisfied, if Purchaser elects to, or if the Company requests Purchaser to, extend the Offer and the Expiration Date pursuant to clause (B) of this Section 1.1(c)(ii), Purchaser shall extend the Offer and the then-scheduled Expiration Date to a date that is not more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the then-scheduled Expiration Date (but which may in no event be later than the End Date); provided, further, that Purchaser shall not be required to (and shall not, if requested by the Company) extend the Offer and the Expiration Date to a date that is the later of (1) thirty (30) calendar days following the date on which each of the conditions set forth in paragraphs (A), (C), (D) and (E)(8) of Annex A has been satisfied, and (2) May 7, 2017.

(iii) Purchaser shall not terminate or withdraw the Offer without the prior written consent of the Company other than in connection with the termination of this Agreement in accordance with Article VIII. In the event this Agreement is terminated in accordance with Article VIII prior to any scheduled Expiration Date, Purchaser shall promptly (and in any event within twenty-four (24) hours of such termination of this Agreement) irrevocably and unconditionally terminate the Offer.

(d) Payment for Shares of Company Common Stock. Subject only to the satisfaction or waiver by Purchaser of the Offer Conditions as of the Expiration Date in accordance with Section 1.1(a) and Section 1.1(b), Purchaser shall, and Parent shall cause Purchaser to, (i) promptly after the Expiration Date accept for payment (the time of such acceptance, the “Acceptance Time”), and (ii) promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act), and in any event within three (3) business days (for this purpose calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the Expiration Date pay for, all shares of Company Common Stock that are validly tendered (and not properly withdrawn) in the Offer (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered for settlement or satisfaction of such guarantee). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that notwithstanding anything to the contrary contained in this Section 1.1(d) without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Purchaser would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The Company shall register (and shall instruct its transfer agent to register) the transfer of shares of Company Common Stock accepted for payment effective immediately after the Acceptance Time.

(e) No Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer or Section 3.1, as applicable (after aggregating all shares of Company Common Stock tendered in the Offer (and not validly withdrawn) by such holder or otherwise held by such holder as of the First Effective Time, as applicable) will be paid an amount in cash (without interest) determined by multiplying (i) the Parent Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after aggregating all shares of Company Common Stock held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the First Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

(f) Tax Withholding. Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Purchaser, Merger Sub 2, the First Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(g) Adjustments to the Transaction Consideration. The Cash Consideration and the applicable Stock Consideration (whether payable pursuant to the Offer or Section 3.1) shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reclassification, combination, exchange of shares or other like change (other than in connection with the Transactions) with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, shares of Company Common Stock that are tendered pursuant to the Offer; provided, however, that nothing in this Section 1.1(g) shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(h) Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article VIII.

Section 1.2 Schedule TO; Offer Documents; Registration Statement.

(a) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent shall, and shall cause Purchaser to:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit an offer to purchase and forms of the letter(s) of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) subject to the Company’s compliance with Section 1.3(a) and Section 1.3(c), cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by the Exchange Act.

(b) Concurrently with the filing of the Offer Documents, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Registration Statement”), which shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (together with any amendments thereof or supplements thereto, the “Offer Prospectus”).

(c) Until the termination of this Agreement in accordance with Article VIII, Parent shall, with the Company’s reasonable cooperation, use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Registration Statement and the Offer Documents comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Registration Statement effective for so long as necessary to complete the First Merger. Parent shall notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer or the First Merger for offering or sale in any jurisdiction. The Company shall promptly furnish in writing to Parent and Purchaser information concerning the Company, its Subsidiaries, the Facility Entities and the holders of shares of Company Common Stock that is required by applicable Law or otherwise reasonably advisable to be included in the Offer Documents and the Registration Statement so as to enable Parent and Purchaser to comply with their obligations under this Section 1.2. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably advisable to include in the Offer Documents and the Registration Statement in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. To the extent permitted by applicable Law, Parent and Purchaser shall have no responsibility with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents and the Registration Statement. Parent and Purchaser shall, with the Company’s cooperation, take all reasonable steps to cause the Offer Documents and the Registration Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of the Company Common Stock, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or Nasdaq. Parent shall cause the Registration Statement and the Offer Documents to comply as to form and substance in all material respects with requirements of applicable Law. Each of Parent and Purchaser shall (A) provide the Company and its counsel with a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement (and any amendments or supplements to any of the foregoing) prior to the filing thereof with the SEC, and give reasonable consideration to any timely comments thereon made by the Company or its counsel, (B) promptly notify the Company of the receipt of, and promptly provide the Company copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Document or the Registration Statement and promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the Company and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the Registration Statement and give reasonable consideration to any timely comments thereon made by the Company or its counsel and (D) promptly provide the Company with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Registration Statement, and of any amendments or supplements to any Offer Document or the Registration Statement. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the First Merger, and will pay all expenses thereto, and the Company shall timely furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.3 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held on or prior to the date hereof, the Company Board of Directors has, upon the terms and subject to the conditions set forth herein (including its ability to make a Company Adverse Recommendation Change in accordance with Section 6.3):

(i) determined that the terms of the Transactions, including the Offer and the Mergers, are fair to, and in the best interests of, the Company and its stockholders;

(ii) determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Mergers and the other Transactions upon the terms and subject to the conditions contained herein; and

(iv) resolved to make the Company Recommendation.

The Company hereby consents to the inclusion of the foregoing determinations and approvals and the Company Recommendation in the Offer Documents and the Registration Statement, unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in compliance with the terms of Section 6.3.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer, which shall contain and constitute notice to holders of shares of Company Common Stock informing such holders of their rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of shares of Company Common Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply as to form and substance in all material respects with the requirements of the applicable provisions of the Exchange Act and other applicable Law, and to reflect and contain the Company Recommendation unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in compliance with the terms of Section 6.3. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock (to the extent required by the applicable Laws) together with the Offer Documents. Each of Parent and Purchaser shall promptly furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Laws or otherwise reasonably advisable to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.3(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary or reasonably advisable to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. To the extent permitted by applicable Law, the Company shall have no responsibility with respect to any information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. The Company shall, with Parent’s and Purchaser’s reasonable cooperation, take all reasonable steps to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable Laws or by the SEC or its staff. Unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in accordance with Section 6.3, the Company shall (A) provide Parent and its counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 (and any amendments or supplements to the foregoing) prior to the filing thereof with the SEC, give reasonable consideration to any timely comments thereon made by Parent or its counsel, (B) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Schedule 14D-9 and promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to the Schedule 14D-9 and give reasonable consideration to any comments thereon made by Parent or its counsel and (D) promptly provide Parent with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to the Schedule 14D-9, and of any amendments or supplements to the Schedule 14D-9. Notwithstanding anything to the contrary in this Section 1.3(b), but subject to Section 6.3, the Company may amend or supplement the Schedule 14D-9 in connection with a Company Adverse Recommendation Change, without the prior consent of Parent and without providing Parent or its counsel an opportunity to review or comment thereon. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.19 and the notice and other information required by Section 262(d) of the DGCL.

(c) Company Information. In connection with the Offer and the Mergers, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent, Purchaser or any of their Representatives may reasonably request in order to disseminate and otherwise communicate the Offer and the Mergers to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), in each case as of the most recent practicable date, and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer and the Mergers to the holders of shares of Company Common Stock. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Mergers, Parent and Purchaser (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Mergers; and

(iii) if this Agreement shall be terminated pursuant to Article VIII, promptly return (and shall use their respective reasonable efforts to cause their Representatives to return to the Company or destroy) any and all copies and any extracts or summaries from such information then in their possession or control and, if requested, promptly certify to the Company in writing that all such material has been returned or destroyed.

ARTICLE II THE MERGERS

Section 2.1 The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h)) and the DLLCA, as applicable, (a) at the First Effective Time (as defined below), Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of Merger Sub 2, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA, as applicable. The First Merger shall be governed by and effected under Section 251(h) of the DGCL as soon as practicable following the Acceptance Time and the Second Merger shall be governed by and effected under Section 267 of the DGCL and Section 18-209(i) of the DLLCA.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 1601 Wewatta Street, Suite 900, Denver, Colorado at 10:00 a.m., New York City time as soon as practicable following the Acceptance Time, and in any event no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Times. As soon as practicable on the Closing Date, (a) the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, and (b) immediately following, or contemporaneously with, the filing of the First Certificate of Merger, Merger Sub 2 shall cause a certificate of ownership and merger with respect to the Second Merger (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub 2 under the DGCL and the DLLCA in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

Section 2.4 Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the First Surviving Corporation, all as provided under the DGCL and (b) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Company.

(a) At the First Effective Time, the Parties shall take all requisite action so that the Company Certificate and the Company Bylaws shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 6.8).

(b) At the Second Effective Time (but subject to Section 6.8), the Parties shall take all requisite action so that the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.6 Directors; Manager.

(a) Subject to applicable Law, the Parties shall take all requisite action so that the directors of Purchaser immediately prior to the First Effective Time shall be the initial directors of the First Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) Subject to applicable Law, the Parties shall take all requisite action so that the manager of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company as of the Second Effective Time.

Section 2.7 Officers.

(a) The Parties shall take all requisite action so that the officers of Purchaser immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers of the First Surviving Corporation.

(b) Except as otherwise determined by Parent prior to the Second Effective Time, the Parties shall take all requisite action so that the officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or Purchaser Common Stock:

(i) Conversion of Company Common Stock. At the First Effective Time, subject to Section 1.1(a), the first sentence of Section 1.1(d), Section 1.1(e) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive the applicable Transaction Consideration. From and after the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and upon the conversion thereof shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Transaction Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.2 (including the right to receive the Fractional Share Cash Amount, if any), into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a), together with the amounts, if any, payable pursuant to Section 3.2(e).

(ii) Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Purchaser Shares. At the First Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing shares of Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

All of the shares of Company Common Stock converted into the right to receive the Transaction Consideration pursuant to this Article III shall no longer be outstanding and upon the conversion thereof shall cease to exist as of the First Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the

First Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the applicable Transaction Consideration and the Fractional Share Cash Amount into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 3.1(a), as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 3.2(e).

(b) Conversion of First Surviving Corporation Shares. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

(c) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time and held by a Person (a “Dissenting Stockholder”) who has not tendered into the Offer or has not voted in favor of, or consented to, the adoption of this Agreement, and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Transaction Consideration as described in Section 3.1(a)(i), but such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder, after the First Effective Time, effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted as of the First Effective Time into the right to receive the applicable Transaction Consideration pursuant to Section 3.1(a)(i). The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment to any Dissenting Stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands.

Section 3.2 Exchange of Certificates.

(a) Appointment of Exchange Agent. Prior to the First Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as exchange agent (such exchange agent, which, if practicable, shall also be the depositary pursuant to the Offer, the “Exchange Agent”) for the payment of the Transaction Consideration in the Offer and the First Merger and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company.

(b) Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Exchange Agent, prior to or concurrently with the First Effective Time, cash sufficient to pay the aggregate Cash Consideration (together with, to the extent then determinable, the aggregate Fractional Share Cash Amount) payable in the First Merger to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent, prior to or concurrently with the First

Effective Time, evidence of Parent Common Stock in book-entry form (or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the First Merger (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(c) Exchange Procedures. Promptly after the First Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(a)(i) into the right to receive the Transaction Consideration (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably agree) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Transaction Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e) (collectively, the “Exchanged Amounts”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Transaction Consideration, including payment of the Fractional Share Cash Amount, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Exchanged Amounts. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive, upon such surrender, the Exchanged Amounts. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Exchanged Amounts that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Company Common Stock were converted into the right to receive the Exchanged Amounts shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to exchange and deliver as promptly as reasonably practicable after the First Effective Time, the Exchanged Amounts in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(e) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the First Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a)(i) until such holder shall surrender such share in accordance with this Section 3.2. After the surrender in accordance with this Section 3.2 of a share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Transaction Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article III) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock issuable in respect of such share of Company Common Stock.

(f) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to any rights of Dissenting Stockholders). From and after the First Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the First Surviving Corporation or the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, or to the extent the cash portion of the Exchange Fund otherwise diminishes for any reason below the level required for the Exchange Agent to make cash payments pursuant to this Article III, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the First Effective Time in the amount of such losses or other shortfall, which additional funds will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any cash amounts in excess of the amounts payable under Section 3.1, shall be promptly returned to Parent.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 270 days after the First Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Parent or the

Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Transaction Consideration (including any Fractional Share Cash Amount) and any dividends and distributions which such holder has the right to receive pursuant to this Article III without any interest thereon.

(i) No Liability. None of Parent, the Company, Purchaser or Merger Sub 2 or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Transaction Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second (2nd) anniversary of the First Effective Time (or immediately prior to such earlier date on which the Transaction Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount as Parent or the Exchange Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 3.3 Company Options, Company RSU Awards and ESPP.

(a) Company Options. Each option to purchase shares of Company Common Stock granted pursuant to a Company Stock Plan that is outstanding immediately prior to the First Effective Time (each, a “Company Option”) shall, as of the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of such Company Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to such time and (y) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the First Effective Time divided by (B) the Equity Award Conversion Ratio; provided, however, that the conversion of the Company Options as provided in this Section 3.3(a) shall in any event be done in a manner consistent with the requirements of Section 409A of the Code; provided further, that in the case of any Company Option to which Section 422 of the Code applies, the conversion of such option shall be done in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above or in Section 6.4(h) of this Agreement, following the time of the conversion contemplated above, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the First Effective Time. For purposes of this Agreement, the term “Equity Award Conversion Ratio” means $57.00 divided by the Parent Trading Price.

(b) Company RSU Awards.

(i) Each restricted stock unit awarded in respect of shares of Company Common Stock granted under a Company Stock Plan or otherwise that is outstanding as of the First Effective Time (each, a “Company RSU Award”) shall, by virtue of the occurrence of the First Merger and without any action on the part of any holder of such Company RSU Award, as of the First Effective Time, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Parent Stock-Based RSU”). The number of shares of Parent Common Stock subject to each such Parent Stock-Based RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the First Effective Time and (y) the Equity Award Conversion Ratio. Except as specifically provided above or in Section 6.4(h), following the First Effective Time, each such Parent Stock-Based RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company RSU Award immediately prior to the First Effective Time.

(ii) Notwithstanding anything in this Agreement to the contrary, if a Company RSU Award is subject to an agreement with an individual holder in effect as of the date hereof that provides that such Company RSU Award shall be settled in connection with a change of control involving the Company (without the required occurrence of termination or any other event), such Company RSU Award shall be treated as set forth in Section 3.1 above.

(c) Company Performance Share Awards. Each performance share award awarded in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding as of the First Effective Time (each, a “Company Performance Share Award”) shall, by virtue of the occurrence of the First Merger and without any action on the part of any holder of such Company Performance Share Award, as of the First Effective Time, cease to represent a performance share award denominated in shares of Company Common Stock and shall be converted into a performance share award denominated in shares of Parent Common Stock (a “Parent Performance Share Award”). The number of shares of Parent Common Stock subject to each such Parent Performance Share Award shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Performance Share Award immediately prior to the First Effective Time, multiplied by (y) the Equity Award Conversion Ratio. Except as specifically provided above or in Section 6.4(h), following the First Effective Time, each such Parent Performance Share Award shall continue to be governed by the same terms and conditions as were applicable to the applicable Company Performance Share Award immediately prior to the First Effective Time, including the satisfaction of the performance criteria set forth in the Company Performance Share Award.

(d) Any applicable Taxes required to be withheld with respect to payments in respect of Company RSU Awards shall first be withheld from the Cash Consideration, if any. Prior to the First Effective Time, the Company Board of Directors or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are necessary to effectuate the treatment of the Company Options, Company RSU Awards and Company Performance Share Awards (collectively, the “Company Stock Awards”) as contemplated by this Section 3.3.

(e) As soon as reasonably practicable following the date of this Agreement and in any event prior to the First Effective Time, the Company shall take all actions, including obtaining any necessary determinations and resolutions of the Company Board of Directors or a committee thereof and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and Law, to ensure that (A) except for the six-month offering period under the ESPP that commenced on January 1, 2017 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement; (B) if, with respect to the Final Offering, the First Effective Time shall occur prior to June 30, 2017 (which is the Purchase Date, as defined in the ESPP), (i) each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) Business Days prior to the First Effective Time and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (ii) the Final Offering shall end immediately prior to the First Effective Time, and (iii) any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following such termination; (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the ESPP as of the end of the Final Offering (subject to the provisions of the ESPP regarding the maximum number and value of shares purchasable per participant); (D) the applicable purchase price for shares of Company Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement; (E) no individual shall be permitted to increase his or her rate of contribution under the ESPP following the date of this Agreement; and (F) the ESPP shall terminate in its entirety prior to the First Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(f) If Parent so elects, Parent may, in its sole discretion, assume any or all of the Company Stock Plans; provided, however, that if Parent does not elect to assume such Company Stock Plans, the Company Options, Parent Stock-Based RSUs and Parent Performance Share Awards contemplated under Section 3.3 shall be granted under the stock plans of Parent. To the extent that Parent does not elect to assume one or more of the Company Stock Plans, in response to written notice from Parent delivered not less than ten (10) Business Days prior to the First Effective Time, at or prior to the First Effective Time, the Company, the Company Board of Directors and the compensation committee of the Company Board of Directors, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause such Company Stock Plan(s) to terminate at or prior to the First Effective Time and (ii) ensure that from and after the First Effective Time none of Parent, Purchaser, the Company or any of their successors or Affiliates will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of awards pursuant thereto.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the publicly available Company SEC Documents filed with or furnished to the SEC (including the exhibits and schedules thereto or incorporated therein) since September 5, 2013 and prior to the date hereof (without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date of this Agreement and excluding any disclosures set forth in any such Company SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly non-specific, predictive, cautionary or forward-looking in nature), where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to another representation or warranty), the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the (i) Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals or qualification necessary, except in the cases of each of clauses (i) and (ii) where the failure to be so organized or in existence or qualified or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation (the “Company Certificate”) and bylaws (the “Company Bylaws”, and together with the Company Certificate, the “Company Organizational Documents”), as amended through the date hereof. The Company Organizational Documents are in full force and effect and the Company is not in violation of their provisions. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents (the “Organizational Documents”) for each Subsidiary of the Company, in each case, as amended through the date hereof, and the Organizational Documents of the Subsidiaries of the Company are in full force and effect and no Subsidiary is in violation of its Organizational Documents. Section 4.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company and any other joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries have a limited liability, partnership or other equity interest (or any other security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any such interest in any Person), the amount and percentage of any such interest held by the Company and such Subsidiary, in each case as of the date of this Agreement. Neither the Company nor any “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state or federal Law, or become subject to conservatorship or receivership, in each case, since December 31, 2013.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 180,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of January 5, 2017, (i) 40,499,340 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 2,810,035 shares of Company Common Stock were subject to outstanding Company Stock Awards, of which amount (A) 726,587 shares of Company Common Stock were subject to outstanding Company RSU Awards, (B) 2,006,176 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, and (C) 77,272 shares of Company Common Stock were subject to outstanding Company Performance Share Awards, assuming target performance is attained, (v) 3,968,969 shares of Company Common Stock remained available for future grants of Company Stock Awards, (vi) 394,220 shares of Company Common Stock are reserved for issuance in respect of the ESPP, and (vii) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except (x) as set forth in this Section 4.2(b) or in Section 4.2(b) of the Company Disclosure Schedule and (y) with respect to any of the following that are issued, granted, transferred, exchanged, sold, registered for sale, extended, entered into, redeemed or otherwise acquired or arising after the date of this Agreement as expressly permitted under Section 6.1(b)(xiii), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to which the Company is a party (i) obligating the Company to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, in each case, with respect to equity interests of the Company, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary of the Company), except as set forth in the Organizational Documents of the Subsidiaries of the Company, or (E) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock (other than in connection with Company Benefit Plans and other employee or contractor compensation arrangements) or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company.

(c) Except (x) as set forth in this Section 4.2(c) or in Section 4.2(c) of the Company Disclosure Schedule and (y) with respect to any of the following that are issued, granted, transferred, exchanged, sold, registered for sale, extended, entered into, redeemed or otherwise acquired or arising after the date of this Agreement as expressly permitted under Section 6.1(b)(xiii), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to which any of the Company’s Subsidiaries is a party (i) obligating such Subsidiary to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of such Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, in each case with respect to equity interests of such Subsidiary, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, except as set forth in the Organizational Documents of the Subsidiaries of the Company, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary thereof), except as set forth in the Organizational Documents of the Subsidiaries of the Company, or (E) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock (other than in connection with Company Benefit Plans and other employee or contractor compensation arrangements) or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Subsidiaries of the Company, except as set forth in the Organizational Documents of the Subsidiaries of the Company.

(d) The Company does not have outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting or registration of the capital stock or other equity interest of the Company. Since January 5, 2017 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms).

(e) With respect to each Subsidiary of the Company, such Subsidiary (i) does not have outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Subsidiary on any matter, and (ii) there are no voting trusts or other agreements or understandings to which such Subsidiary is a party with respect to the voting or registration of the capital stock or other equity interest of such Subsidiary.

(f) All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company that is required to be set forth on Section 4.1(b) of the Company Disclosure Schedule and that are owned, directly or indirectly, by the Company or a Subsidiary of the Company, are owned free and clear of any Liens other than Permitted Liens and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company.

(g) No dividends or similar distributions which have accrued or been declared but are unpaid on the Company Common Stock, Company Stock Awards, shares of capital stock or other equity interests of the Company and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any of the Company Common Stock, Company Stock Awards, shares of capital stock or other equity interests, as applicable.

(h) Section 4.2(h) of the Company Disclosure Schedule sets forth a true and complete list of the number of Company Stock Awards outstanding, including in each case the name of the holder thereof, the number of shares of Company Common Stock underlying each security, the date of grant, term, vesting schedule, the plan under which the Company Stock Award was granted, the weighted average exercise price with respect to the Company Options and whether such Company Stock Award is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code, in each case, as of the date of this Agreement.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Offer and the Mergers, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 4.3(d), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions. The Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interest of the Company and its stockholders to enter into, and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein and (iv) resolved to, unless a Company Adverse Recommendation Change is made, recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under the DGCL and the Company Certificate and Company Bylaws to adopt, approve or authorize this Agreement and to consummate the First Merger.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent, Purchaser and Merger Sub 2, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(d) Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus), with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of Nasdaq, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (viii) the approvals set forth in Section 4.3(d) of the Company Disclosure Schedule (clauses (i) through (viii) collectively, the “Company Approvals”), and (ix) such other authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of any of the Transactions, no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by the Company of the Transactions, including the Mergers.

(e) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any material loss, suspension, limitation or impairment of any right of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities to own or use any assets required for the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any material loan or guarantee of indebtedness or material credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or by which or to which any of their respective properties, rights or assets of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or any of the material properties or assets of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries, or, to the knowledge of the Company, any of the Organizational Documents of the Facility Entities or (iii) materially conflict with or materially violate any applicable Laws to which the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, or any of their properties or assets, is subject.

(f) The Company has not opted out of Section 251(h) of the DGCL in the Company Certificate.

Section 4.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents, certifications, statements and reports required to be filed or furnished by it with the SEC since December 31, 2013 (all such documents and reports filed or furnished by the Company, including all exhibits, supplements or schedules thereto, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2013, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. No Subsidiary of the Company nor, to the knowledge of the Company, any of the Facility Entities, is subject to the periodic reporting requirements of the Exchange Act or is subject to the periodic reporting requirements of any foreign Governmental Entity that performs a similar function to that of the SEC or any applicable foreign securities Law of any exchange or quotation service.

(b) (i) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries and Facility Entities as of its date and (ii) each of the Company’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (such changes in stockholders’ equity and cash flows, together with the consolidated balance sheets referred to in clause (i) (and the related notes and schedules), the “Company Financial Statements”) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries and Facility Entities for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes), (iii) the Company Financial Statements (A) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and Facility Entities and (B) are in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iv) the Company Financial Statements have been prepared in accordance with and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. As of the date hereof, PricewaterhouseCoopers LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any Contractual commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Since December 31, 2013, (i) none of the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any Representative of the Company or any Subsidiary of the Company, has received any written complaint, allegation or claim regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any complaint, allegation or claim, whether written or to a compliance hotline or similar reporting method, from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a violation of securities Laws or breach of fiduciary duty by the Company, any Subsidiary of the Company or any of their respective Representatives to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and each of its Subsidiaries and as otherwise required by Rule 13a-15 or 15d-5 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company, each Subsidiary of the Company and each of their officers and directors in their respective capacities as such are in material compliance with, and, since December 31, 2013, have materially complied with the applicable provisions of Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. There are no Liabilities of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2016 (including any notes thereto), (b) Liabilities expressly contemplated by this Agreement or otherwise required to be incurred in connection with this Agreement or the Transactions, (c) Liabilities incurred in the ordinary course of business since September 30, 2016 and (d) Liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) The Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities are, and since December 31, 2013 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, regulations, judgments, Orders, common laws or agency requirements of Governmental Entities including Company Regulatory Agencies (collectively, “Laws” and each, a “Law”), and all such Laws by which their properties or assets are bound, except where such non-compliance would not reasonably be expected to have a Company Material Adverse

Effect. Since December 31, 2013, none of the Company, its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity, including, without limitation, any Company Regulatory Agency, regarding any actual or possible failure to comply with any applicable Law in any material respect.

(b) The Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities (A) hold, and have at all times since December 31, 2013 held, all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, exemptions, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities, including Company Regulatory Agencies, necessary for the lawful operation of the businesses of the Company, its Subsidiaries, and the Facility Entities, respectively, including the ownership, operation and leasing of their respective properties and assets (the “Company Permits”), and (B) have filed all tariffs, reports, notices and other documents with all applicable Governmental Entities, including Company Regulatory Agencies, and have paid all fees and assessments due and payable, in each case in connection with such Company Permits, except, in the case of each of clause (A) and (B), as would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened by a Governmental Entity in writing and (ii) the Company, each of its Subsidiaries, and, to the knowledge of the Company, each of the Facility Entities is, and has at all times since December 31, 2013 been, in compliance with the terms, conditions and requirements of all Company Permits.

(c) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities, nor any Representative acting on behalf of the Company, its Subsidiaries, or, to the knowledge of the Company, the Facility Entities, has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other Law relating to bribery, corruption or similar activities, nor has any such Person (i) used any funds of the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities; (iii) established or maintained any unlawful fund of monies or other assets of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities; (iv) made any fraudulent entry on the books or records of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Facility Entities; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

Section 4.8 Certain Regulatory Matters.

(a) The operations, products, and services of the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities, are and since December 31, 2013 have been (except with respect to (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b);

(ii) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733, and (iii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine Laws, each of which the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities are and since December 31, 2011 have been), in material compliance with all applicable health care Laws, including the following federal and state Laws and all applicable regulations promulgated thereunder, relating to the regulation, provision or administration of, or payment for, health care benefits, health care insurance coverage and health care products or services: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute) and state Medicaid Laws; (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (v) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733; (vi) the Federal Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vii) the Federal Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (viii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine Laws; (ix) workers’ compensation Laws; and (x) licensure, permit or authorization Laws relating to the regulation, provision, or administration of, or payment for, health care products or services (collectively “Health Care Laws”). Since December 31, 2013 (except with respect to (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (ii) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733, and (iii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine Laws, each of which shall be since December 31, 2011), no notice has been received by the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, and no Actions are pending against the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, alleging any material breach or violation of, non-compliance with or default under any such Health Care Laws, other than any Actions filed under seal of which the Company has no knowledge.

(b) Except as set forth on Section 4.8 of the Company Disclosure Schedule, to the knowledge of the Company, no Person has filed or has made a non-frivolous threat to file, in the last six (6) years, a claim against the Company, any of its Subsidiaries, or any of the Facility Entities an Action under any federal or state whistleblower statute, including under the Federal False Claims Act, 31 U.S.C. §§ 3729-3733.

(c) The Company and its Subsidiaries have provided Purchaser a copy of their current compliance program materials. Since December 31, 2013, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities have received any overpayments from, or owe any outstanding refunds to, any Governmental Entity, or agent thereof, or private third-party payer that have not been returned in full to such Governmental Entity, agent thereof, or private third-party payer, respectively, other than overpayments and refunds that occur in the ordinary course of business and that are not in excess of $10,000,000 in the aggregate. Except as set forth on Section 4.8 of the Company Disclosure Schedule, since December 31, 2013, the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities have not been audited, surveyed or otherwise examined in connection with a contract with any Governmental Program or any third party-payer program, other than audits, surveys or reviews that occur in the ordinary course of business and where the aggregate amount for which the Company, its Subsidiaries and the Facility Entities, in the aggregate, reasonably expect to be liable is not in excess of $5,000,000. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities have any outstanding health care reimbursement audits related to services provided by the Company, any of its Subsidiaries, or the Facility Entities and conducted by any Governmental Entity, agent thereof, or other third-party payers where the aggregate amount for which the Company, its Subsidiaries and the Facility Entities, in the aggregate, reasonably expect to be liable is in excess of $5,000,000.

(d) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities (i) is a party to an Order, individual integrity agreement, or corporate integrity agreement with any Governmental Entity, including the Office of Inspector General of the United States Department of Health and Human Services, concerning compliance with Health Care Laws, (ii) has any reporting obligations pursuant to a settlement agreement entered into with any Governmental Entity related to Health Care Laws, or (iii) is responding or, since December 31, 2013 has responded to, any search warrant, subpoena, criminal or civil investigative demand by or from any Governmental Entity relating to Health Care Laws.

(e) The Company, each of its Subsidiaries, and, to the knowledge of the Company, each of the Facility Entities requires that each health care professional providing services on behalf of the Company, its Subsidiaries, or any of the Facility Entities, as applicable, be duly licensed (i) under the applicable Laws of each state or other jurisdiction in which such health care professional practices and (ii) under the applicable Laws of each state or territory to the residents of which the health care professional provides services that require licensure in such state or territory. No health care professional employed by the Company, any of its Subsidiaries, or any of the Facility Entities is, to the knowledge of the Company, under investigation by, or is not in good standing with, any Governmental Entity, including a medical board.

(f) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, nor any of their Representatives acting on their behalf, respectively, has, since December 31, 2013, made an untrue statement of material fact or a fraudulent statement to any Governmental Entity, or failed to disclose a material fact required to be disclosed to any Governmental Entity.

(g) Neither the Company, its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, nor any of their Representatives authorized to act on their behalf, respectively, including employees or contractors: (i) has been convicted of, formally charged with, or, to the knowledge of the Company, investigated for any crime or violation or engaged in any conduct for which such Person would reasonably be expected to be excluded, suspended, or debarred from participating, or would be otherwise ineligible to participate, in any Governmental Programs; (ii) to the knowledge of the Company, has engaged in any conduct that would reasonably be expected to subject such Person or entity to a civil monetary penalty or criminal penalty under Sections 1128A or 1128B of the Social Security Act or any similar Law; (iii) has been convicted of or formally charged with, or to the knowledge of the Company, has been investigated for, any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation; or (iv) is excluded, suspended, or debarred from participation, or is otherwise ineligible to participate, in any Governmental Programs. The Company verifies on an ongoing, monthly basis that its and its Subsidiaries’ employees and contractors are not excluded, suspended or debarred from participation, or otherwise ineligible to participate in, in any Governmental Programs.

(h) Since December 31, 2013, all reports, applications, documents, claims, permits and notices required to be filed, maintained or furnished to any Governmental Entity pursuant to any Healthcare Laws by the Company, its Subsidiaries, and, to the knowledge of the Company, the Facility Entities have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, applications, documents, claims, permits or notices would not reasonably be expected to have a Company Material Adverse Effect. All such reports, applications, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing filed prior to the date hereof).

Section 4.9 Environmental Laws and Regulations. Each of the Company and its Subsidiaries, and, to the knowledge of the Company, each of the Facility Entities is, and for the past five years, has been in compliance with all applicable Environmental Laws, which compliance includes timely applying for, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. There is no Order or Action relating to or arising from any actual or alleged noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Facility Entities that would be material to the Company. Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, the Facility Entities has caused or arranged for the Release, disposal, transportation or treatment of any Hazardous Materials, and to the knowledge of the Company, there has been no Release of any Hazardous Materials, in either case, such that the Company or its Subsidiaries or the Facility Entities would reasonably be expected to incur material liability. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Facility Entity, has received any written notice of, or entered into, any Order involving uncompleted, outstanding or unresolved material liabilities or material corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials). The Company has made available to Parent copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to Company’s or any Subsidiaries’ compliance with Environmental Laws or the environmental condition of any real property that Company or the Subsidiaries currently or formerly have owned, operated, or leased.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan document (including all current amendments and attachments thereto); (ii) written summaries of the material terms of such Company Benefit Plan if it is not in writing; (iii) all related trust documents; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS; (vi) the most recent summary plan description and any summary of material modifications thereto; (vii) all material filings and communications received from or sent to any Governmental Entity since December 31, 2013; and (viii) the most recent actuarial valuation, if applicable.

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding such Company Benefit Plan, if any, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company and/or its Subsidiaries in accordance with GAAP.

(c) Section 4.10(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such letter has not been revoked (nor, to the knowledge of the Company and its Subsidiaries, has revocation been threatened), and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d) None of the Company, its Subsidiaries, any of the Facility Entities (to the knowledge of the Company), nor any of their respective ERISA Affiliates has in the last six (6) years maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Company Benefit Plan is or has been a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) There are no pending or, to the knowledge of the Company and its Subsidiaries, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted with respect to the Company Benefit Plans (including, for the avoidance of doubt, any claims, lawsuits or arbitrations relating to any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans). Except as would not reasonably be expected to result in material liability to the Company, any of its Subsidiaries or any of the Facility Entities, (i) none of the Company, any of its Subsidiaries, any of the Facility Entities (to the knowledge of the Company) or any of their ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any Liability under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several Liability provisions of the Code relating to employee benefit plans, and (ii) no event, transaction or condition has occurred or exists that could be expected to result in any such Liability to the Company, any of its Subsidiaries, any of the Facility Entities (to the knowledge of the Company), any of their ERISA Affiliates or, after the First Effective Time, Parent or any of its Affiliates.

(f) None of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities, sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service (including any obligation with respect to any such employee benefit plan that the Company, any of its Subsidiaries or any of the Facility Entities may have sponsored prior to the date hereof), except as required by Section 4980B of the Code or comparable U.S. state Laws.

(g) Except as set forth on Section 4.10(g) of the Company Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Facility Entities to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to amend, merge, terminate, or receive a reversion of material assets from any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan or other contract, agreement, plan or arrangement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

Section 4.11 Absence of Certain Changes or Events.

(a) Other than in connection with the negotiation and execution of this Agreement, since December 31, 2015 through the date of this Agreement, (x) the businesses of the Company, its Subsidiaries and, to the knowledge of the Company, the Facility Entities have been conducted in all material respects in the ordinary course of business and (y) none of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Facility Entity has undertaken any action that if taken after the date of this Agreement would require Parent’s consent or otherwise constitute a breach pursuant to Section 6.1(b)(vi), (vii), (viii), (ix), (x), (xiv), (xv), (xvi) or (xvii).

(b) Since December 31, 2015, there has not been any fact, change, circumstance, event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12 Investigations; Litigation. Except as would not be material to the Company and its Subsidiaries taken as a whole, or as set forth on Section 4.12 of the Company Disclosure Schedule, (a) there is no Action pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, or any of their respective properties, assets or businesses, (b) there is no Action or subpoena, civil investigative demand or other request for information relating to potential violations of Law, in each case pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, or any of their respective properties, assets or businesses and (c) there are no Orders of any Governmental Entity against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, any of their respective properties, assets or businesses.

Section 4.13 Information Supplied. The information supplied by the Company for inclusion in the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) will not, at the time the Offer Documents, the Schedule 14D-9 and the Offer Prospectus (and any amendment or supplement thereto) are mailed to the stockholders of the Company or at the time the Registration Statement is declared effective by the SEC, or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the requirements of the Exchange Act and any other applicable federal securities Laws. The representations and warranties in this Section 4.13 will not apply to statements or omissions included or incorporated by reference in the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser for inclusion therein.

Section 4.14 Tax Matters. (a) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, and, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate.

(ii) Each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), except for Taxes for which adequate reserves have been established, in accordance with GAAP, on the Company Financial Statements.

(iii) Each of the Company and its Subsidiaries has complied with all applicable Law relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(iv) No Tax Returns of the Company and its Subsidiaries have been examined, and neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.

(v) All assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded Action have been timely paid in full.

(vi) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn, and the Company and its Subsidiaries do not reasonably expect any Taxing Authority to assess any additional Taxes with respect to any period for which a Tax Return has been filed.

(vii) There are no audits, examinations, investigations or other proceedings ongoing, pending, or threatened in respect of any Taxes or Tax matters of the Company or any of its Subsidiaries.

(viii) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, or for Taxes being contested in proper proceedings and for which there is a reserve in accordance with GAAP.

(ix) Neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (B) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company and/or its Subsidiaries) or (C) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor, or otherwise.

(x) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the Closing Date.

(xi) No claim has been made within the past two (2) years in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has never filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes imposed by that jurisdiction.

(xii) All intercompany transactions between or among the Company and any of its Subsidiaries, or any of them, have occurred on arm’s-length terms in compliance with the principles of Section 482 of the Code (or any similar provision of U.S. state, local, or foreign Tax Law), and the Company and its Subsidiaries have complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).

(xiii) (A) As of December 31, 2015, the consolidated federal income Tax Return group of which the Company is the common parent had federal and state net operating loss carryforwards of at least $247,000,000, and (B) the net operating losses or other Tax attributes of the Company and each of its Subsidiaries, prior to giving effect to the transactions contemplated by this Agreement, are not currently subject to any limitation under Sections 382, 383, or 384 of the Code, and will not be decreased in any material amount prior to the Closing.

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two (2)-year period ending on the date hereof.

(c) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(d) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Employment and Labor Matters.

(a) Since December 31, 2013, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Facility Entity, is or has been, a party to any collective bargaining agreement, labor union contract, trade union agreement, or other similar agreement with a labor union or like organization (each, a “Collective Bargaining Agreement”), (ii) no employee is or has been represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, and (iii) to the knowledge of the Company, there have been no activities or proceedings of any labor or trade union or other like organization to organize any employees of the Company, any of its Subsidiaries or the Facility Entities. No Collective Bargaining Agreement is being negotiated by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities. Since December 31, 2013, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, pending or, to the knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company, any of its Subsidiaries, or any of the Facility Entities.

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending charge or complaint against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities, by the National Labor Relations Board or any comparable Governmental Entity, and (ii) none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the Facility Entities, is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries, and, to the knowledge of the Company, the Facility Entities, have complied with all applicable Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements), and (ii) no claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, and the Company and its Subsidiaries, and, to the knowledge of the Company, the Facility Entities, have not been reassessed under such Laws since December 31, 2013, and (ii) there are no claims that may affect the accident cost experience of the Company or its Subsidiaries, or, to the knowledge of the Company, any of the Facility Entities.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property, indicating for each such item the registration or application number, owner and filing jurisdiction. Each item of Company Registered Intellectual Property is valid, enforceable, subsisting and in full force in all material respects. All necessary registration, maintenance and renewal fees currently due and owing in connection with Company Registered Intellectual Property have been paid.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, the Company, a Subsidiary of the Company or a Facility Entity is the exclusive owner, free of any exclusive license or Lien (other than a Permitted Lien), of each item of Intellectual Property used by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities or material to the business of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, other than Intellectual Property that is licensed to or held for use by the Company, any of its Subsidiaries or any of the Facility Entities pursuant to a valid and enforceable written license agreement or other agreement and Intellectual Property that is available generally to the public or may otherwise be used without the requirement of a license, in each case free and clear of any exclusive licenses or Liens, except Permitted Liens. Such Intellectual Property comprises all Intellectual Property used by or material to the business of the Company, each of its Subsidiaries and, to the knowledge of the Company, any of the Facility Entities as currently conducted.

(c) No Company Intellectual Property is subject to any proceeding to which the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities is a party or outstanding Order, which proceeding or Order are materially affecting or could materially affect the use thereof by or rights therein of the Company, any of its Subsidiaries or any of the Facility Entities.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, there are no amounts currently owed by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities to any employee, contractor or other Person in consideration for the development for or acquisition by the Company, such Subsidiary or any of the Facility Entities of any material Company Intellectual Property, other than salaries paid to employees in the ordinary course of business.

(e) Neither (i) the operations or business of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities as conducted since December 31, 2013 or as currently conducted, including the products or services of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities, nor (ii) the Company Intellectual Property owned by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities infringe, misappropriate or violate any Intellectual Property rights of any third party, nor are there any pending, or to the knowledge of the Company, threatened claims or Actions with respect to any of the foregoing. To the knowledge of the Company, no Person is infringing, misappropriating or violating any Company Intellectual Property that is owned by (or purported to be owned by) or exclusively licensed to the Company, any of its Subsidiaries or any of the Facility Entities, and no such claims have been made by the Company, any of its Subsidiaries or any of the Facility Entities since December 31, 2013 with respect to (x) Company Registered Intellectual Property, or (y) other Company Intellectual Property that is material to the business of the Company or its Subsidiaries.

(f) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Facility Entities has at all times taken commercially reasonable steps to protect their respective rights in and the confidentiality, integrity and security of all material confidential and proprietary information of the Company, any of its Subsidiaries or its Facility Entities and any trade secret or confidential information of third parties that was provided to or held by the Company, its Subsidiaries or the Facility Entities subject to obligations of confidentiality and is used, stored or transmitted by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Facility Entities.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Facility Entities has required each Representative employed or engaged by the Company, such Subsidiary of the Company or such Facility Entity (as applicable) who contributed to the discovery or development of any material Intellectual Property for or on behalf of the Company, such Subsidiary of the Company or such Facility Entity to execute a written and enforceable instrument of assignment in favor of the Company, such Subsidiary of the Company or such Facility Entity as assignee that assigns to the Company, such Subsidiary of the Company or such Facility Entity all of such Representative’s right, title and interest in and to such Intellectual Property, to the extent not already owned by them by operation of Law.

(h) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Facility Entities has sufficient rights to use all material Software, information technology systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s, such Subsidiary’s or such Facility Entity’s business (as applicable) as presently conducted (the “IT Assets”). The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the Company’s, each of its Subsidiaries’ and, to the knowledge of the Company, each of the Facility Entities’ business. The IT Assets have not materially malfunctioned or failed since December 31, 2013 and the Company and its Subsidiaries have taken commercially reasonable steps to protect the integrity and security of the IT Assets from, and, to the knowledge of the Company, the IT Assets do not contain, any viruses, bugs or other devices or effects that could enable or assist any Person to access without authorization the IT Assets or otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation.

Section 4.17 Property.

(a) The Company or one or more of its Subsidiaries has good and marketable fee simple title to all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries (the “Owned Real Property”) free and clear of any Liens other than Permitted Liens. Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list by address of the Owned Real Property. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Property; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the knowledge of the Company threatened, condemnation proceeding affecting any material Owned Real Property or any material portion thereof or material interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries, as applicable, uses or occupies or has the right to use or occupy any real property (such material property subject to a lease, sublease or other real property agreement either (x) requiring leasehold payments in excess of $500,000 annually or (y) for a location at which the Company or a Subsidiary of the Company provides health care services, collectively, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Leased Real Property (except for the Leased Real Property for a location at which the Company or a Subsidiary of the Company provides health care services), including the address, tenant, landlord, date of lease of all leases, subleases, licenses and similar agreements, and all amendments thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Real Property Lease of the Company or a Subsidiary of the Company, (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) is not subject to uncured default on the part of the Company or its Subsidiary or, to the knowledge of the Company, any other party thereunder, and (iii) is not subject to any event that has occurred or circumstance that exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party, under any such Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy any material Leased Real Property. True and complete copies of all Real Property Leases of the Company or a Subsidiary of the Company (except for Real Property Leases for a location at which the Company or a Subsidiary of the Company provides health care services) have been made available to Parent and Purchaser.

(c) The Company and each Subsidiary of the Company, and, to the knowledge of the Company, any of the Facility Entities, has good and valid title to, or valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and each of its Subsidiaries and the Facility Entities to conduct their business as currently conducted, except where the failure to have good and valid title or valid rights would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.18 Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries, and each Facility Entity to the knowledge of the Company, maintain insurance with reputable insurers or otherwise sufficient self-insurance programs in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate; (b) all insurance policies maintained by or on behalf of the Company, any of its Subsidiaries, or any of the Facility Entities to the knowledge of the Company, as of the date of this Agreement are in full force and effect and all premiums due on such policies have been paid by the Company, its Subsidiaries or, to the knowledge of the Company, the Facility Entities; (c) neither the Company nor any of its Subsidiaries, nor any Facility Entity to the knowledge of the Company, is in breach or default under such policies; and (d) neither the Company nor any of its Subsidiaries has, and no Facility Entity to the knowledge of the Company has, received any written notice of termination or cancellation or denial of coverage with respect to any insurance policy since December 31, 2013 that in the case of such termination or cancellation has not been replaced or superseded by materially similar or more favorable coverage.

Section 4.19 Opinion of Financial Advisor. The Company Board of Directors has received the oral opinion of J.P. Morgan Securities LLC, to be confirmed by delivery of a written opinion to the effect that, as of the date hereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Transaction Consideration to be paid to the holders of Company Common Stock entitled to receive Transaction Consideration pursuant to this Agreement is fair from a financial point of view to such holders, and such opinion has not been withdrawn, modified or revoked as of the date hereof. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes, and it is agreed and understood that such written opinion was delivered for the information and assistance of the Company Board of Directors.

Section 4.20 Material Contracts.

(a) Except for this Agreement, Contracts filed as exhibits to the Company SEC Documents or as set forth in Section 4.20 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company (or of any Subsidiary of the Company) or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Subsidiary of the Company has an obligation to indemnify such officer, director, Affiliate or family member but in each case excluding any Company Benefit Plans;

(iii) any Contract that requires or is reasonably likely to require annual or one time payments or delivery of goods, services, materials, Intellectual Property or other assets from third parties to the Company and its Subsidiaries of at least $5,000,000, in each case that is not terminable for convenience by the Company or its Subsidiaries on ninety (90) days’ notice or less and that is not a Contract of a type that is described in another subsection of this Section 4.20(a);

(iv) any Contract that requires or is reasonably likely to require annual or one-time payments or delivery of goods, services, materials, Intellectual Property or other assets from the Company and its Subsidiaries to third parties of at least $5,000,000, in each case that is not terminable for convenience by the Company or its Subsidiaries on ninety (90) days’ notice or less and that is not a Contract of a type that is described in another subsection of this Section 4.20(a);

(v) any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete in any material respect (or that following the First Effective Time will restrict the ability of Parent and its Subsidiaries (other than the Company and its Subsidiaries) to compete) with any other Person in any line of business or geographic region or that contains any standstill or similar agreement that has not expired or terminated and pursuant to which the Company or its Subsidiaries has agreed not to acquire or dispose of the securities of another Person;

(vi) any Contract that obligates the Company or its Subsidiaries in any material respect (or following the First Effective Time, obligates Parent or its Subsidiaries (other than the Company and its Subsidiaries)) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” covenants that are material to the Company and its Subsidiaries;

(vii) any Collective Bargaining Agreement to which the Company or any of its Subsidiaries is a party;

(viii) any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000, including any guarantees of Indebtedness of any other Person and excluding trade payables arising in the ordinary course of business;

(ix) any Contract that grants any right of first refusal, right of first offer or similar right to a third party (including stockholders of the Company) with respect to any material assets, rights or properties of the Company and its Subsidiaries that is (A) triggered by or exercisable in connection with the execution, delivery or performance of this Agreement or the Transactions, (B) exercisable at a date certain or is subject to similar time-based vesting of rights, (C) currently exercisable or (D) material and, to the knowledge of the Company, is likely to be triggered or become exercisable;

(x) any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and that contains outstanding obligations of the Company or any of its Subsidiaries as of the date of this Agreement in excess of $5,000,000 or that are otherwise material;

(xi) (A) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company that is material, and (B) any strategic alliance, collaboration, co-promotion or research and development project Contract that is material;

(xii) any Contract that by its terms limits or restricts the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, or (B) to make loans to the Company or any of its Subsidiaries;

(xiii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person, except for any such Contract that is entered into in the ordinary course of business;

(xiv) any Contract that provides for indemnification by the Company or any of its Subsidiaries of any other Person, except for any such Contract that is entered into in the ordinary course of business;

(xv) any Contract with the Centers for Medicare and Medicaid Services;

(xvi) any Contract relating to the voting or control of Company Common Stock or the election of directors of the Company; and

(xvii) any Contract (A) granting the Company or any of its Subsidiaries any right to use any rights under any Intellectual Property, other than “off the shelf” software that has not been modified for use by the Company or any of its Subsidiaries and does not exceed a cost to the Company or any of its Subsidiaries of $100,000 annually, (B) pursuant to which the Company or any of its Subsidiaries grants any third person the right to use any rights under any Intellectual Property (other than non-exclusive licenses to Intellectual Property granted in the ordinary course of business), or (C) restricting the right of the Company or any of its Subsidiaries to use, register, transfer, license or enforce any Company Intellectual Property.

All contracts of the types referred to in this Section 4.20 (whether or not set forth on Section 4.20 of the Company Disclosure Schedule) are referred to herein as “Company Material Contracts.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and, since December 31, 2013, no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. There are no material disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract.

Section 4.21 Privacy and Data Security.

(a) Each of the Company’s and its Subsidiaries’, and to the knowledge of the Company each Facility Entity’s, receipt, collection, use, disclosure, processing, storage, disposal and security of Personal Information has, since December 31, 2013, materially complied, and materially complies, with (i) any Contracts to which the Company or any Subsidiary or Facility Entity is a party, (ii) applicable Information Privacy and Security Laws, (iii) to the extent applicable, PCI DSS, and (iv) all required consents and authorizations from individuals that apply to the Company’s or any of its Subsidiaries’ or Facility Entities’ receipt, access, use and disclosure of such individual’s Personal Information. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has, all necessary authority, consents and authorizations to receive, access, use and disclose the Personal Information in the Company’s or any of its Subsidiaries’ or Facility Entities’ possession or under its control in connection with the operation of the Company or any Subsidiary or Facility Entity. Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has, since December 31, 2013, (y) posted its Notice of Privacy Practices as that term is defined under HIPAA (“HIPAA Notice of Privacy Practices”) and (z) except as has not had and would not be reasonably expected to have a Company Material Adverse Effect, complied with its HIPAA Notice of Privacy Practices and any other privacy policies it has provided to individuals or made publicly available on its website(s).

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2013, each of the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has, entered into a Contract that addresses the provisions for “business associate contracts” if and as required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended (“Business Associate Contracts”), with the applicable third party in each instance where (i) the Company or its Subsidiaries or Facility Entities (as the case may be) acts as a Business Associate to that third party or (ii) the Company or its Subsidiaries or Facility Entities (as the case may be) provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party, or that third party otherwise acts as a Business Associate to Company or any of its Subsidiaries or Facility Entities, in each case as required by, and in material conformity with, HIPAA and the applicable Business Associate Contracts to which the Company or its Subsidiaries or Facility Entities is a party.

(c) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect or otherwise disclosed in Section 4.21(c) of the Company Disclosure Schedule, there has been no (i) data security breach of any IT Assets of the Company, its Subsidiaries or, to the knowledge of the Company, a Facility Entity that store, process, protect, transmit or maintain Personal Information, (ii) any unauthorized access, control, use, modification or destruction of such IT Asset or (iii) unauthorized access, use, acquisition or disclosure of any Personal Information, in the case of each of clauses (i) through (iii) with respect to Personal Information that is owned, used, stored, or controlled by or on behalf of the Company or any of its Subsidiaries, or to the knowledge of the Company any of its Facility Entities, in a manner not authorized by the Company or a Subsidiary or Facility Entity, as applicable, including any unauthorized access, use, or disclosure of Personal Information that would constitute a breach for which notification to individuals or Governmental Entities is required under any applicable Information Privacy and Security Laws.

(d) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect or otherwise disclosed in Section 4.21(d) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries has, and each Facility Entity to the knowledge of the Company has responded to and mitigated each known Security Incident (as defined in 45 C.F.R. § 164.304) related to any IT Assets or Personal Information transmitted, processed, maintained, stored or otherwise available on or through any IT Assets.

(e) Neither the Company nor any of its Subsidiaries, nor any Facility Entity to the knowledge of the Company, (i) is, to the knowledge of the Company, under investigation by any Governmental Entity for a violation of any applicable Information Privacy and Security Laws; (ii) has received since December 31, 2013 any written notices or audit requests from a Governmental Entity relating to any such violations that remain open or pending or, with respect to those that are closed, are material, other than those set forth in Section 4.21(e) of the Company Disclosure Schedule; or (iii) is subject to any Order, nor, to the knowledge of the Company, is any such Order pending or threatened, relating to the Company’s or any of its Subsidiaries’ or Facility Entities’ processing of Personal Information processed by the Company or its Subsidiaries or Facility Entities.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated hereby is not prohibited by the Company’s, each of its Subsidiaries’, and to the knowledge of the Company, each of its Facility Entities’, applicable HIPAA Notice of Privacy Practices, as defined above.

(g) The Company has performed a security risk assessment that meets the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c) and updated periodically as required by 45 C.F.R. § 164.316(b)(2)(iii) (collectively, the “Security Risk Assessment”). Unless set forth in Section 4.21(g) of the Company Disclosure Schedule, the Company has addressed the security safeguards sufficient to reduce any reasonably anticipated and material threats and deficiencies identified in its current Security Risk Assessment to a reasonable and appropriate level to comply with 45 C.F.R. § 164.306(a).

Section 4.22 Affiliate Transactions. There are not and have not been within the last three (3) years any transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.23 Finders or Brokers. Except for J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and J.P. Morgan Securities LLC relating to the Transactions.

Section 4.24 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Tender and Support Agreement and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL), “business combination,” “control share acquisition,” “fair price,” “moratorium” and any similar provisions in the Company Certificate (including Article XIII of the Company Certificate) or Company Bylaws. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that will be triggered by the Transactions.

Section 4.25 DGCL 251(h). The Company has not taken, or authorized or permitted any Representatives of the Company to take, any action that would render Section 251(h) of the DGCL inapplicable to the First Merger.

Section 4.26 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by the Company pursuant to paragraph (E)(4) of Annex A, each of Parent, Purchaser and Merger Sub 2 acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty (and hereby disclaims any such other representation or warranty) with respect to the Company or any of its Subsidiaries or in connection with the Transactions or with respect to any information provided or made available to Parent or the Merger Subs or any of their respective Representatives in connection with the Transactions. The Parties agree that no provision of this Agreement is intended to eliminate or limit Parent’s, Purchaser’s and Merger Sub 2’s available remedies with respect to fraud.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the publicly available Parent SEC Documents filed or furnished to the SEC (including the exhibits and schedules thereto) since December 31, 2013 and prior to the date hereof (without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date of this Agreement and excluding any disclosures set forth in any such Parent SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly non-specific, predictive, cautionary or forward-looking in nature), where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure, Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization.

(a) Each of Parent and Purchaser is a corporation, and Merger Sub 2 is a limited liability company, in each case, duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of (i) Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) Parent and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals or qualification necessary, except in the case of each of clauses (i) and (ii) where the failure to be so organized, in existence or qualified or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(b) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws (the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect and Parent is not in violation of its provisions.

Section 5.2 Capitalization. The authorized capital stock of Parent consists of 3,000,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of September 30, 2016, (i) 951,940,888 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 78,189,328 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans in respect of outstanding and future awards (any such awards, collectively, “Parent Stock Awards”), (v) 37,771,677 shares of Parent Common Stock were issuable upon the exercise of outstanding options and stock appreciation rights, (vi) 717,831 shares of Parent Common Stock were subject to outstanding performance-based restricted stock units under the Parent Stock Plans (assuming, if applicable, achievement of all performance goals at maximum level), (vii) 5,736,468 shares of Parent Common Stock were subject to outstanding restricted stock units under the Parent Stock Plans and (viii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, preemptive rights, stock appreciation rights, redemption rights, repurchase rights, or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (other than a wholly owned Subsidiary of Parent) or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock (other than in connection with Parent benefit plans and other employee or contractor compensation arrangements), or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries. Since September 30, 2016 through the date hereof, Parent has not issued any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Parent Stock Awards in accordance with their respective terms).

Section 5.3 Corporate Authority Relative to this Agreement; No Violation.

(a) No vote of holders of capital stock of Parent is necessary, pursuant to applicable Law, the Parent Organizational Documents, pursuant to New York Stock Exchange rules or otherwise, to approve this Agreement, the issuance of any Parent Common Stock to be exchanged for Company Common Stock pursuant to Article I or Article II or the Transactions, including the Offer and the Mergers. Each of Parent, Purchaser and Merger Sub 2 has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers. The execution, delivery and performance of this Agreement by Parent and the Merger Subs and the consummation by each of them of the Transactions, including the Offer and the Mergers, have been duly and validly authorized by all necessary corporate or comparable action on the part of Parent and the Merger Subs, and, except as set forth in Section 5.3(b), no other corporate or comparable action on the part of any of Parent, Purchaser or Merger Sub 2 is necessary to authorize the execution and delivery by Parent and the Merger Subs of this Agreement and the consummation of the Transactions, including the Offer and the Mergers, subject to, in the case of the First Merger, the adoption of this Agreement by Merger Sub 2 as the sole stockholder of Purchaser. The board of directors of Parent has approved this Agreement and the Transactions contemplated hereby, including the Offer and the Mergers, and the performance by it of its covenants and agreements contained herein. The board of directors or manager, as applicable, of each of the Merger Subs has unanimously (i) determined that the terms of the Transactions, including the Offer and the Mergers are fair to, and in the best interests of, such Merger Sub and its stockholder or member, as applicable, (ii) determined that it is in the best interest of such Merger Sub to enter into, and declared advisable, this Agreement, (iii) approved the execution and delivery, by such Merger Sub, of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by such Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Offer and the Mergers, upon the terms and subject to the conditions contained herein, and (iv) in the case of Purchaser, resolved to recommend that Merger Sub 2, as the sole stockholder of Purchaser, approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the First Merger. This Agreement has been duly and validly executed and delivered by Parent and the Merger Subs and, assuming this

Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and the Merger Subs and is enforceable against Parent and the Merger Subs in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the New York Stock Exchange, (vii) the HSR Act (clauses (i) through (vii) collectively, the “Parent Approvals”), and (viii) such other authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not reasonably be expected to have a Parent Material Adverse Effect, no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by Parent or the Merger Subs of the Transactions, including the Mergers.

(c) The execution and delivery by Parent and the Merger Subs of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective material properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or the Organizational Documents of any Subsidiary of Parent, or (iii) materially conflict with or materially violate any applicable Laws to which Parent or any of its Subsidiaries, is subject.

(d) Prior to the Acceptance Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued in connection with Purchaser’s obligations pursuant to Article I and Parent’s obligations pursuant to Article III. Such Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right, right of subscription, right of purchase or similar right in respect thereof. Such Parent Common Stock, when issued, and the offering thereof, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

Section 5.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has timely filed or furnished all forms, documents, certifications, statements and reports required to be filed or furnished by it with the SEC since December 31, 2013 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, including all exhibits, supplements or schedules thereto, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2013, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents.

(b) (i) Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and (ii) each of Parent’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) (such changes in stockholders’ equity and cash flows, together with the consolidated balance sheets referred to in clause (i) (and the related notes and schedules), the “Parent Financial Statements”) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes), (iii) the Parent Financial Statements (A) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (B) are in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iv) the Parent Financial Statements have been prepared in accordance with and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. As of the date hereof, Deloitte and Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(c) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any Contractual commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Since December 31, 2013, (i) none of Parent nor any Subsidiary of Parent nor, to the knowledge of Parent, any Representative of Parent or any Subsidiary of Parent, has received any written complaint, allegation or claim regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any complaint, allegation or claim, whether written or to a compliance hotline or similar reporting method, from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a violation of securities Laws or breach of fiduciary duty by Parent, any Subsidiary of Parent or any of their respective Representatives to Parent board of directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 5.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and each of its Subsidiaries and as otherwise required by Rule 13a-15 or 15d-5 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent, each Parent Subsidiary and each of their officers and directors in their respective capacities as such are in material compliance with, and, since December 31, 2013, have materially complied with the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of Parent board of directors (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 5.6 No Undisclosed Liabilities. There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2016 (including any notes thereto), (b) Liabilities expressly contemplated by this Agreement or otherwise required to be incurred in connection with this Agreement or the Transactions; (c) Liabilities incurred in the ordinary course of business since September 30, 2016 and (d) Liabilities that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 Compliance with Law. Parent and its Subsidiaries are, and since December 31, 2013 have been, in compliance with all applicable Laws and all such Laws by which their respective properties or assets are bound, except where such non-compliance would not reasonably be expected to have a Parent Material Adverse Effect. Since December 31, 2013, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible failure to comply with any applicable Law in any material respect.

Section 5.8 Absence of Certain Changes or Events.

(a) Other than in connection with the negotiation and execution of this Agreement, since December 31, 2015 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since December 31, 2015, there has not been any fact, change, circumstance, event, occurrence or development that has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9 Investigations; Litigation. Except as would not be material to Parent and its Subsidiaries taken as whole, (a) there is no Action pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries or any of their respective properties, assets or businesses, (b) there is no Action or subpoena, civil investigative demand or other request for information relating to potential violations of Law, in each case pending (or, to the knowledge of Parent, threatened) against Parent or any of its Subsidiaries or any of their respective properties, assets or businesses, and (c) there are no Orders of any Governmental Entity against Parent or any of its Subsidiaries or any of their respective properties, assets or businesses.

Section 5.10 Information Supplied. The information supplied by Parent for inclusion in the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) will not, at the time the Offer Documents, the Schedule 14D-9 and the Offer Prospectus (and any amendment or supplement thereto) are mailed to the stockholders of the Company or at the time the Registration Statement is declared effective by the SEC, or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, the Offer Prospectus and the Registration Statement will comply in all material respects with the requirements of the Exchange Act and the Securities Act and any other applicable federal securities Laws. The representations and warranties in this Section 5.10 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) based upon information supplied to Parent or Purchaser by the Company for inclusion therein.

Section 5.11 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers.

Section 5.12 Sufficiency of Funds. Parent will have as of the Acceptance Time and the First Effective Time, sufficient funds to consummate the Offer, First Merger, and the other Transactions contemplated hereby on the terms and subject to the conditions set forth herein.

Section 5.13 Merger Subs. The authorized capital stock of Purchaser consists solely of 100 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and at the Acceptance Time (if any) and immediately prior to the First Effective Time will be, owned by Merger Sub 2 (free and clear of all Liens other than Permitted Liens). All of the issued and outstanding equity interest of Merger Sub 2 are, and at the Acceptance Time (if any), First Effective Time and Second Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent (free and clear of all Liens other than Permitted Liens). Since their respective dates of incorporation or organization, Purchaser and Merger Sub 2 have not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of their respective obligations hereunder and matters ancillary thereto.

Section 5.14 Ownership of Company Common Stock. As of and for the three (3) years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries (nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL)) “owns” or “owned” (as such terms are defined in Section 203 of the DGCL) any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Tender and Support Agreement, there are no voting trusts or other agreements or understanding to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.15 Tax Matters. Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 No Other Representations. Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent or the Merger Subs nor any person on behalf of Parent or the Merger Subs makes any other express or implied representation or warranty (and hereby disclaims any such other representation or warranty) with respect to Parent or the Merger Subs or any of their respective Subsidiaries or in connection with the Transactions or with respect to any information provided or made available to the Company or any of its Representatives in connection with the Transactions. The Parties agree that no provision of this Agreement is intended to eliminate or limit the Company’s available remedies with respect to fraud.

ARTICLE VI COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the First Effective Time and the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly permitted (but for this Section 6.1) by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to maintain and preserve the Company’s business organization intact, keep available the services of key employees and maintain its relationships with Government Entities and partners, health systems, health plans, medical groups, payors, customers, suppliers, distributors and licensors having significant business dealings with the Company and its Subsidiaries, and the Company and its Subsidiaries shall not consent to allow any Facility Entity to take any action inconsistent with the foregoing; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i) through (xxii) of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) During the period from the date hereof until the earlier of the First Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be required by applicable Law, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (3) as may be required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(b) of the Company Disclosure Schedule, the Company and its Subsidiaries shall not, and shall not consent to allow any Facility Entity, to:

(i) (x) amend or otherwise change the Company Organizational Documents, (y) amend or otherwise change the Organizational Documents of the Company’s Subsidiaries in any material respect or (z) amend or otherwise change the Organizational Documents of any Facility Entity;

(ii) split, combine or reclassify any of its capital stock;

(iii) make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any direct or indirect wholly owned Subsidiaries of the Company to the Company or to any other wholly owned direct or indirect Subsidiary of the Company, respectively, (B) dividends paid by any Facility Entity in the ordinary course of business in accordance with its respective Organizational Documents, (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company RSU Awards outstanding as of the date hereof in accordance with past practice and the terms of the Company Stock Plans, (D) in connection with the ESPP in accordance with its terms, or (E) the repurchase of shares of Company Common Stock in connection with a forfeiture of Company Stock Awards or the termination of a Company Stock Award holder’s position with the Company);

(iv) grant any Company Stock Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, in each case, other than as permitted under Section 6.1(b)(xiii);

(v) issue, sell, deliver, pledge, dispose of, encumber, grant or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Options or the settlement of Company RSU Awards outstanding as of the date hereof in accordance with their terms, (B) in connection with the ESPP in accordance with its terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests, (C) by a wholly owned Subsidiary of the Company to or in favor of the Company or another wholly owned Subsidiary of the Company, and (D) except as permitted by Section 6.1(b)(xiii);

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to the Company, any of its material Subsidiaries or any material Facility Entity;

(vii) incur, assume, acquire, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money (other than the assumption, endorsement, guarantee of or other Liability for any existing Indebtedness for borrowed money of another Subsidiary of the Company) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) Indebtedness for borrowed money in an aggregate principal amount not to exceed $10,000,000 outstanding at any time, (B) any Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (C) incurring, assuming, acquiring, endorsing or guaranteeing any existing Indebtedness of any acquisition target in connection with any transaction permitted by Section 6.1(b)(x), or (D) Indebtedness for borrowed money incurred in the ordinary course of business under an existing credit facility (as in effect on the date hereof); provided that any such Indebtedness with respect to borrowed money incurred, assumed, acquired, endorsed, guaranteed or for which the Company or any of its Subsidiaries otherwise becomes liable under this Section 6.1(b)(vii) (other than clause (C)) shall not be subject to any material prepayment penalty;

(viii) make any loans or advances to any other Person in excess of $1,000,000 in the aggregate, except for (x) loans or advances among the Company and any of its Subsidiaries, in each case, in the ordinary course of business, and (y) advances to directors or employees in the ordinary course of business to cover costs and expenses incurred in their respective capacities as such;

(ix) (A) sell, transfer, lease, rent, license, assign, abandon, mortgage, encumber or otherwise dispose of any of its properties, legal entities or assets to any Person other than sales, transfers, leases, rents, licenses, assignments, abandonments, mortgages, encumbrances or dispositions (x) in the ordinary course of business consistent with past practice, (y) on an intercompany basis among the Company and its Subsidiaries, or (z) mortgages or encumbrances on properties, legal entities or properties that are not material or (B) cancel, release or assign any material Indebtedness of any such Person owed to it, in the case of each of clause (A) and clause (B) other than Permitted Liens;

(x) (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person for consideration in excess of $5,000,000 in any transaction or series of related transactions or any material assets or properties of any other Person, or (B) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than (x) a wholly owned Subsidiary of the Company or (y) as required by the terms of any Contract in effect as of the date of this Agreement (other than letters of intent);

(xi) make any capital expenditures in excess of its 2017 capital expenditure budget as disclosed to Parent prior to the date hereof; provided, however, subject to prior consultation with Parent, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in any commercially reasonable amount that the Company reasonably determines is necessary to maintain its ability to operate its businesses in the ordinary course of business;

(xii) except in the ordinary course of business, (x) terminate, materially amend, or waive any material right under, any Company Material Contract or (y) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(xiii) except as required by applicable Law or the terms of any Company Benefit Plan, or as set forth in Section 6.1(b)(xiii) of the Company Disclosure Schedule, as in effect on the date of this Agreement, and except as required or permitted by this Agreement, (A) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (including, but not limited to, any employment, change-in-control, retention, severance, compensation or similar agreement or arrangement) or any plan that would be a Company Benefit Plan if in effect on the date hereof (including, but not limited to, any employment, change-in-control, retention, severance, compensation or similar agreement or arrangement) except for establishing, adopting, entering into, or amending any Company Benefit Plan as may be required to implement any action otherwise permitted under this Section 6.1(b)(xiii), (B) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any of the current or former directors, officers, employees, partners, consultants, independent contractors or other service providers of the Company or its Subsidiaries, in each case other than in the ordinary course of business, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity-based incentive compensation or retention bonuses), (D) accelerate any rights or benefits, other than in the ordinary course of business and consistent with past practice, (E) establish or fund any rabbi trust or other funding arrangement in respect of any Company Benefit Plan, (F) grant or amend any Company Stock Awards or other equity-based awards, or (G) hire, or terminate (other than for cause) the employment or services of, any officer, employee, independent contractor or consultant who has annualized base compensation greater than $300,000; provided, that, the Company may establish terms and conditions for the payment of cash bonuses in respect of 2017 to the extent that the bonus targets, metrics, degree of attainability and reliance on subjective performance criteria are substantially comparable to such awards made in calendar year 2016 (with reasonable adjustments to account for changes in business objectives) and are reflected at 100% of target payout in the Company’s 2017 budget provided to Purchaser in connection with the Transactions;

(xiv) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Law, each as concurred with by the Company’s independent registered public accountants;

(xv) settle or compromise any Action, except for settlements or compromises that (A) with respect to the payment of monetary damages, involve monetary remedies with a value not in excess of $1,000,000 (net of any amounts covered by insurance or reserved for in the most recent balance sheet included in the Company Financial Statements as of the date hereof), individually or in the aggregate or (B) do not impose any material restriction on the Company’s business or the businesses of its Subsidiaries;

(xvi) except in the ordinary course of business, make, change or revoke any material Tax election, change or adopt any annual Tax accounting period or adopt or change any material method of Tax accounting, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), request any Tax ruling from any Taxing Authority, settle or compromise any material Tax Liability or any audit, examination or other proceeding relating to a material amount of Taxes, or surrender any claim for a material refund of Taxes;

(xvii) enter into any new line of business;

(xviii) other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew or replace any existing insurance policies;

(xix) amend any material Company Permit in a manner that adversely impacts the ability to conduct its business, or terminate or allow to lapse any material Company Permits in a manner that adversely impacts its ability to conduct its business;

(xx) cancel or allow to lapse or otherwise abandon any material Company Intellectual Property;

(xxi) amend or modify the engagement letter of the Company’s financial advisor in a manner that increases the fee or commission payable by the Company or any of its Subsidiaries; or

(xxii) agree to take or authorize, or make any binding commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).

Section 6.2 Access.

(a) For purposes of furthering the Transactions, the Company shall upon reasonable advance notice, afford Parent and its Representatives (at Parent’s and its Representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the First Effective Time, in a manner that does not unreasonably interfere with the business of the Company or any of its Subsidiaries or Facility Entities, to its and its Subsidiaries’ and Facility Entities’ personnel, properties, contracts, books and records, Tax Returns, Representatives, accountant work papers, permits, licenses and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law, and, during such period, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable efforts to cause its Facility Entities to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any person any document or information that, in the reasonable judgment of the Company, (i) would violate any of its obligations with respect to any applicable Law or Order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any Contract (provided that the Company will use reasonable best efforts to provide, or allow such access or disclosure to, any such document or information) or (iii) is subject to any attorney-client or work-product privilege (provided that the Company will use reasonable best efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements). All requests for access or information made pursuant to this Section 6.2(a) shall be directed to an executive officer or other person designated by the Company.

(b) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. No rights under this Section 6.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement or to provide Parent or any of its Representatives access to any of the Facility Entities that is greater than the access the Company has historically had to such Facility Entity.

(c) The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the confidentiality agreement, dated December 18, 2016 (the “Confidentiality Agreement”), between the Company and Parent.

Section 6.3 No Solicitation.

(a) The Company shall and shall cause each of its Subsidiaries and its and their respective officers, directors, managers and employees and shall instruct and cause its and its Subsidiaries’ respective agents, financial advisors, investment bankers, attorneys and accountants (such officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants in their capacity as such, collectively, “Representatives”): (i) to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly through intermediaries, (A) solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.3 and to limit its conversation or other communication exclusively to such referral), (C) approve, endorse, recommend or enter into, or propose to approve, endorse, recommend or enter into, any letter of intent, term sheet, acquisition agreement, merger agreement, joint venture agreement or similar document, agreement, commitment or agreement in principle (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal, (D) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (E) approve any transaction involving the Company or any of its Subsidiaries under or any third party (other than Parent or Purchaser) becoming an “interested stockholder” of the Company or any of its Subsidiaries under, Section 203 of the DGCL or Article XIII of the Company Certificate (except a transaction involving Parent, Purchaser or their Affiliates) or (F) resolve to do any of the foregoing.

(b) The Company shall, and shall cause its Subsidiaries to, promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives. The Company shall, within twenty-four (24) hours of the date hereof, terminate access by any third party to any data room (virtual or actual) containing any of the Company’s confidential information.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to the Acceptance Time, the Company or any of its Representatives, receives a bona fide written Company Takeover Proposal from any Person that did not result from a breach of this Section 6.3 and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may, (i) furnish information with respect to the Company, its Subsidiaries and the Facility Entities to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly (but in no event later than twenty-four (24) hours) deliver a copy of any Acceptable Confidentiality Agreement that it enters into to Parent; provided further that the Company shall concurrently with the delivery to such Person make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Merger Subs if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 6.3(c).

(d) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) provide to Parent copies of any proposals, indications of interest and/or draft agreements relating to such Company Takeover Proposal. The Company shall provide Parent with at least two (2) Business Day’s prior written notice of any meeting of the Company Board of Directors (or such lesser notice as is provided to members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider any Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(e) The Company Board of Directors shall not (i)(A) unless a Company Adverse Recommendation Change has been made in compliance with this Section 6.3, fail to include the Company Recommendation in the Schedule 14D-9 or the Offer Prospectus when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Recommendation, (C) publicly recommend a tender offer or exchange offer (other than the Offer), (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal, (E) make any public statement inconsistent with the Company Recommendation, or (F) if a Company Takeover Proposal shall have been publicly announced or disclosed, either fail to recommend against such Company Takeover Proposal or fail to reaffirm the Company Recommendation promptly following a written request by Parent to do so and in any event on or prior to the later of (x) the fifth (5th) Business Day prior to the then-scheduled Expiration Date of the Offer (if the then-scheduled Expiration Date cannot be extended in accordance with Section 1.1(c)(ii)), or (y) the tenth (10th) Business Day after the Company Takeover Proposal shall have been publicly announced or disclosed, but in any event at least one (1) Business Day prior to such scheduled Expiration Date) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(f) Notwithstanding anything to the contrary contained in this Agreement, prior to the Acceptance Time, but not after, the Company Board of Directors may, in respect of a bona fide, written Company Superior Proposal that did not result from a breach of this Section 6.3, (1) make a Company Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 8.1(f) in order to enter into a definitive agreement for such Company Superior Proposal, in either case if and only if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial adviser and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking either such action, (w) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements and a copy of any related financing commitments in the Company’s possession (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such five (5) Business Day period, to the extent Parent wishes to negotiate, concerning any revisions to the terms of this Agreement proposed by Parent, and (y) following the end of such five (5) Business Days’ notice period, the Company Board of Directors shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the five (5) Business Day notice period referred to above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms and the Termination Fee has been paid in the manner provided in Section 8.3.

(g) Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time prior to, but not after, the Acceptance Time, make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, provided, however, that, prior to taking such action, (i) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Company Board of Directors is proposing to effect a Company Adverse Recommendation Change, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such five (5) Business Day period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause the Company Board of Directors to not make such Company Adverse Recommendation Change, and (iii) following the end of such five (5) Business Days period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its independent financial advisor and outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law or obligations of the Company or the Company Board of Directors under applicable federal securities Law; provided, however, that in any event the Company Board of Directors shall not make or resolve to make a Company Adverse Recommendation Change except in accordance with Section 6.3(e), Section 6.3(f) or Section 6.3(g), as applicable or otherwise take, agree or resolve to take any action prohibited or governed by this Section 6.3 except in accordance with this Section 6.3.

Section 6.4 Employee Matters.

(a) Prior to the First Effective Time, the Company will, and will cause its Subsidiaries to, and from and after the First Effective Time, Parent will, and will cause the First Surviving Corporation or the Surviving Company, as applicable, to honor, in accordance with their terms, including any right to amend or terminate, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries, but excluding any officers, directors or employees that primarily work at a (i) Facility Entity or (ii) a provider of health care services.

(b) Effective as of the First Effective Time and until the one (1) year anniversary of the First Effective Time, Parent shall provide, or shall cause the First Surviving Corporation or the Surviving Company, as applicable, to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the First Surviving Corporation or the Surviving Company, as applicable, or any of their Subsidiaries following the First Effective Time, but excluding any officers, directors or employees that primarily work at a (i) Facility Entity or (ii) a provider of health care services (the “Continuing Employees”), (i) base salary or base wage, bonus and incentive opportunities (excluding any equity based compensation awards, the ESPP, and any retention bonuses or special one-time payments) no less favorable than those provided to such Continuing Employees immediately prior to the First Effective Time and (ii) employee benefits including retirement and welfare benefits (excluding equity based compensation awards and the ESPP) that are, in the aggregate, no less favorable than those provided to such Continuing Employees immediately prior to the First Effective Time or, in Parent’s discretion, are substantially comparable to those made available similarly situated employees of Parent and its Subsidiaries.

(c) Following the First Effective Time, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date to (1) waive any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods under any welfare plans of Parent or its Subsidiaries (except, that such waiver shall not apply to Parent’s employee supplemental life insurance election options, with or without Accidental Death and Dismemberment, of (i) one times or two times salary for coverage greater than $500,000 or (ii) three times or four times salary, to the extent such evidence of insurability is required under Contract by Parent’s employee supplemental life insurance); and (2) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) prior to the First Effective Time for all purposes including level of benefits (including severance benefits), vesting, benefit accrual, and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for any employee benefit plans that are frozen or grandfathered as of the First Effective Time, for purposes of qualifying for subsidized early retirement benefits (including retirement treatment under the Parent Stock Plans), or for benefit accrual under defined benefit pension plans, or to the extent it would result in a duplication of benefits.

(d) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the anticipated First Effective Time, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plans (collectively, the “Company 401(k) Plan”), effective as of the day prior to the First Effective Time. Following the First Effective Time, and as soon as reasonably practicable following Parent’s receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, which Parent shall request as soon as reasonably practicable following the First Effective Time, the assets thereof shall be distributed to the participants, and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”) to permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, shares of Parent Common Stock, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(e) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Without limiting any of the obligations in Section 6.4(a) and Section 6.4(b), in no event shall the terms of this

Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.4 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(f) Prior to making any widely distributed written or orally binding communications to the Continuing Employees pertaining to material compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to provide Parent with a copy of the intended communication and a reasonable period of time to review and comment on the communication, and shall consider any such comments in good faith.

(g) The Company shall provide Parent with an update to Section 4.2(h) of the Company Disclosure Schedule within three (3) Business Days prior to the anticipated Acceptance Time, to reflect any changes occurring between the date of this Agreement and the applicable date of delivery of such updated schedule.

(h) Notwithstanding anything to the contrary in this Agreement or the terms applicable to the Company Stock Awards issued under the 2013 Omnibus Long-Term Incentive Plan providing for accelerated vesting in the event of certain terminations following a Change in Control, as such term is defined in the agreements governing any such awards, the Company and Parent agree, and shall take all necessary actions to amend the terms of such awards, conditioned upon the occurrence of the First Effective Time, to provide that the period following such a Change in Control during which an individual’s award becomes fully vested in the event of certain terminations as provided for therein shall be extended from two (2) years to four (4) years.

Section 6.5 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, the Merger Subs and the Company shall use their respective reasonable best efforts to consummate the Offer and the Mergers and make effective the Mergers as soon as practicable, including (i) the prompt preparation and filing of all forms, registrations, applications and notices required to be filed under applicable Law to consummate the Offer and the Mergers (including the Registration Statement, the Offer Documents, the Schedule 14D-9 and the Offer Prospectus), (ii) the satisfaction of the conditions to consummating the Offer and the Mergers, (iii) taking all actions necessary to as soon as practicable obtain (and cooperating with each other in obtaining (including through the provision of information required for any health regulatory or other permits, licenses, consents and approvals)), any consent, waiver, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, the Merger Subs, the Company or any of their respective Subsidiaries in connection with the Offer or the Mergers or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any reasonable additional instruments necessary to consummate the Offer and the Mergers and to fully carry out the purposes of this Agreement.

(b) Parent and the Company shall each keep the other reasonably apprised of the status of matters relating to the completion of the Offer and the Mergers and work cooperatively in connection with obtaining all required consents, waivers, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.5. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to and provide any reasonable information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all notices, submissions, or filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Offer and the Mergers. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Offer and the Mergers, and afford the other Parties a reasonable opportunity to review and discuss in advance, and reasonably consider the views of the other Parties in connection with, any proposed communication with any such Governmental Entity. The Parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing with a Governmental Entity subject to this Section 6.5, so long as such strategy complies with the terms and conditions of this Agreement. If any Party to this Agreement or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Offer or the Mergers, then such Party will use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after reasonable consultation with the other Parties to this Agreement, an appropriate response to such request. To the extent permitted by Law, each Party shall furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Offer and the Mergers, and furnish the other Parties with such reasonable information and assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.5, materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company and the Offer or the Mergers or other confidential information, and (ii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent will each request early termination of the waiting period with respect to the Offer and the Mergers under the HSR Act. The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than five (5) Business Days after the date of this Agreement, all notifications required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable or as otherwise agreed by the Company and Parent, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process.

Section 6.6 Takeover Statutes. None of Parent, the Company and their respective Subsidiaries shall take any action that would cause the Transactions or the Tender and Support Agreement, to be subject to requirements imposed by any takeover statute. If any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Offer, the Mergers or any other Transactions, or the Tender and Support Agreement, each of the Company and Parent and their respective boards of directors, or in the case of Merger Sub 2, its manager, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and by the Tender and Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Tender and Support Agreement.

Section 6.7 Public Announcements. Unless a Company Adverse Recommendation Change has occurred, the Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or by the rules and regulations of the New York Stock Exchange or Nasdaq; provided that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one Party after having consulted with the other Party). In addition, unless a Company Adverse Recommendation Change has occurred, the Company shall, to the extent reasonably practicable, consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases and regulatory matters, reasonably in advance of publication and release. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 6.8 Indemnification and Insurance.

(a) From and after the First Effective Time, each of the First Surviving Corporation and the Surviving Company shall, and Parent shall cause the First Surviving Corporation and the Surviving Company to, indemnify and hold harmless, to the fullest extent permitted or otherwise contemplated by the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries), each present and former director and officer of the Company and any of its Subsidiaries and any other Person entitled to indemnification under the Company Organizational Documents or organizational documents of the Company’s Subsidiaries (in each case, solely when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any documented costs or expenses (including documented attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring or actions or omissions taken at or prior to the First Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 6.8, and each of the First Surviving Corporation and the Surviving Company shall, and Parent shall cause the First Surviving Corporation and the Surviving Company to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted or otherwise contemplated by the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries); provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.

(b) All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the First Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries) or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries that are set forth on Section 6.8(b) of the Company Disclosure Schedule, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the First Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties, except as required by applicable Law.

(c) Prior to the First Effective Time, the Company shall and, if the Company is unable to, the Surviving Company shall promptly following the First Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the First Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Company obtains such a “tail” insurance policy as of the First Effective Time, then, for a period of six (6) years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date hereof (provided that the Surviving Company may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the First Effective Time; provided, however, that the Surviving Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid in 2016 by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Company shall cause to be maintained policies of insurance which, in the Surviving Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(d) The rights of each Company Indemnified Party pursuant to this Section 6.8 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents) or under any applicable Contracts or Law.

(e) If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.8.

(f) The provisions of this Section 6.8 shall survive the First Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. The Company Indemnified Parties are expressly intended as third party beneficiaries of this Section 6.8.

Section 6.9 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the First Effective Time and (b) prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Action against the Company or its directors or executive officers relating to the Transactions, including the Offer and the Mergers. The Company agrees that it shall not settle or offer to settle any Action commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Offer, the Mergers, or the other Transactions without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed to the extent that such settlement only requires (A) the issuance of additional disclosure and/or (B) the payment of money if the amount of money to be paid in connection with such settlement does not materially exceed any insurance proceeds that the Company reasonably expects to receive with respect to such Action and any deductible in respect thereof. Each of Parent and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder Action of which it has received notice.

Section 6.12 Exchange Matters.

(a) Parent shall file a supplemental listing application (or such other form as may be required) with the New York Stock Exchange with respect to the shares of Parent Common Stock to be issued in connection with the Offer (if the Acceptance Time occurs) and the First Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Offer (if the Acceptance Time occurs) and the First Merger to be approved for listing on the New York Stock Exchange subject to official notice of issuance, prior to the Acceptance Time.

(b) The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Common Stock from Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as practicable after the First Effective Time, provided that such delisting and termination shall not be effective until after the First Effective Time.

Section 6.13 Rule 14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”) to certain holders of shares of Company

Common Stock and holders of Company Stock Awards. The Compensation Committee of the Company Board of Directors (the “Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Stock Awards, as applicable, in accordance with the terms set forth in this Agreement, and (iii) the applicable terms of Section 6.4 and Section 6.8, and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 6.14 Certain Tax Matters. Each of the Company and Parent shall use its reasonable best efforts to obtain the opinions of counsel referenced in paragraph (E)(5) and (E)(6) of Annex A, including by executing and delivering customary tax representation letters to each such counsel in form and substance reasonably satisfactory to such counsel. None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, provided the above referenced opinions of counsel are received, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Offer and the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.15 Additional Agreements. In case at any time after the First Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the First Merger or the Second Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 6.16 Advice of Changes. The Company and Parent shall each as promptly as practicable advise the other Party of (a) any notice or other written communication received from any counterparty to a material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and provide a copy thereof), or (b) any notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and provide a copy thereof). The Company shall notify Parent as promptly as practicable of any written notice or other written communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the Transactions.

Section 6.17 Agreements Concerning Parent and the Merger Subs.

(a) Parent shall cause the Merger Subs, the First Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b) Parent hereby guarantees payment, performance and discharge by Purchaser, Merger Sub 2, the First Surviving Corporation and the Surviving Company of, and the compliance by Purchaser, Merger Sub 2, the First Surviving Corporation and the Surviving Company with, all of their respective covenants, agreements, obligations and undertakings under this Agreement in accordance with the terms of this Agreement. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as (i) sole stockholder of Purchaser and (ii) sole member of Merger Sub 2, in each case in accordance with applicable Law and the articles of incorporation and bylaws (or other applicable organizational documents) of such Merger Sub.

(c) During the period from the date of this Agreement through the Second Effective Time, the Merger Subs shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer and the Mergers.

Section 6.18 Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time.

Section 6.19 Debt Matters.

(a) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to, use its respective commercially reasonable efforts to provide all cooperation as may be reasonably requested by Parent to assist Parent in any repayment of the Company’s debt obligations at or following the Closing, including in each case taking all customary actions as may be necessary or desirable to effect any such transactions.

(b) In no event shall this Section 6.19 (a) require the Company or any of its Subsidiaries to agree to or to pay any fees, incur or reimburse any costs or expenses, or make any payment, prior to the occurrence of the Closing or otherwise incur any liability or give any indemnities prior to the occurrence of the Closing, (b) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Company or any of its Subsidiaries, any applicable laws or any Contract, (c) require the Company or any of its Subsidiaries to execute or deliver any certificate, document, instrument or Contract that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or Contract that is effective prior to the Closing (other than customary payoff letters), (d) require the Company or any of its Subsidiaries or their respective Representatives to enter into, execute or deliver any Contract, or agree to any change or modification to any Contract, that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur, or (e) require cooperation to the extent it would unreasonably disrupt or interfere with the conduct of the business or operations of the Company or its Subsidiaries.

(c) Parent will indemnify, defend and hold harmless the Company and its Subsidiaries and its and their Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by any of them in connection with any actions taken at the request of Parent pursuant to this Section 6.19.

ARTICLE VII CONDITIONS TO THE MERGERS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not properly withdrawn in the Offer.

(b) No Legal Prohibition. No injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Mergers.

ARTICLE VIII TERMINATION

Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Offers and the Mergers may be abandoned at any time prior to the Acceptance Time, only as follows, and subject to any required authorizations of the Company Board of Directors or the board of directors of Purchaser to the extent required by the DGCL, as applicable:

(a) by the mutual written consent of the Company and Parent;

(b) (i) by either the Company or Parent, if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent and Purchaser to extend the Offer pursuant to Section 1.1(c)(ii)) without the Minimum Condition having been satisfied and the other Offer Conditions having been satisfied or waived by Parent;

(c) by either the Company or Parent if the Acceptance Time shall not have occurred on or prior to 12:01 a.m., New York City time, on July 7, 2017 (such date, or as it may be extended pursuant to this Section 8.1(c), the “End Date”); provided, however, that if all of the Offer Conditions, other than the condition set forth in paragraph (E)(8) of Annex A, shall have been satisfied or waived (other than the Minimum Condition and those conditions which by their terms cannot be satisfied prior to the Acceptance Time), and the Offer shall not have been terminated theretofore, the End Date may be extended one or more times to 12:01 a.m., New York City time, on the date that is ten (10) Business Days following the then-current End Date at the election of Parent by delivery of written notice to the Company prior to the then-current End Date; provided, further, that Parent may only exercise such an extension up to a maximum of two (2) times;

(d) by either the Company or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or either Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach of such Party of any covenant or other agreement of such Party set forth in, this Agreement;

(e) by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any Offer Condition set forth in paragraph (E)(2) or (E)(3) of Annex A would not be satisfied) if: (A)(1) Parent or either Merger Sub shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, or (2) any of the representations and warranties of Parent and the Merger Subs contained in Article V shall have become inaccurate, in each case which breach or inaccuracy, individually or when aggregated with other breaches or inaccuracies, would reasonably be expected to have a Parent Material Adverse Effect; and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 8.1(e) is or are either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following written notice from the Company to Parent describing such breach or failure or inaccuracy in reasonable detail;

(f) by the Company, prior to the Acceptance Time, in accordance with Section 6.3(f) in order to enter into a definitive agreement providing for a Company Superior Proposal either concurrently with or immediately following such termination, provided that (i) the Company has complied with its obligations contained in (A) Section 6.3(f), and (B) the remaining provisions of Section 6.3 with respect to such Company Superior Proposal in all material respects and (ii) immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee in the manner provided in Section 8.3(a);

(g) by Parent (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any Offer Condition would not be satisfied), if (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Acceptance Time, would result in a failure of an Offer Condition set forth in paragraph (E)(2) or (E)(3) of Annex A, and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 8.1(g) is or are not curable or is not cured by the earlier of (x) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail and (y) the End Date; and

(h) by Parent if, prior to the Acceptance Time, (i) a Company Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this clause (h)(i) shall expire at 11:59 p.m., New York City time, on the last Business Day of the first extension of the Offer made by Parent in accordance with Section 1.1(c) following the Company Adverse Recommendation Change, or (ii) the Company shall have materially violated or materially breached its obligations under Section 6.3.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of this Section 8.2, Section 8.3 and Article IX, and the agreements of the Company, Parent and the Merger Subs contained in the last sentence of Section 1.1(c)(iii) shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or the Merger Subs, on the other hand, to the other except (i) as provided in Section 8.3 or (ii) Liability arising out of or resulting from fraud, intentional misrepresentation or willful breach of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 8.3 Termination Fee.

(a) (i) If this Agreement is terminated by the Company pursuant to and in accordance with Section 8.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.

(ii) If this Agreement is terminated by Parent pursuant to and in accordance with Section 8.1(h), the Company shall pay to Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within two (2) Business Days after such termination; provided that if the Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(c) at any time at which Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(h)(i), this Agreement shall be deemed terminated pursuant to Section 8.1(h)(i) for purposes of this Section 8.3(a)(ii).

(iii) If (A) a Pre-Termination Takeover Proposal Event shall have occurred at any time following the date of this Agreement and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(c) or by Parent pursuant to Section 8.1(g) and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such twelve (12) month period or thereafter) or consummates any transaction included within the definition of Company Takeover Proposal (a “Company Takeover Transaction”) (whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), then the Company shall pay Parent the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds upon the consummation of such Company Takeover Transaction; provided, that in the event that the Termination Fee is payable pursuant to this Section 8.3(a)(iii) as a result of a termination of this Agreement by Parent pursuant to Section 8.1(g), then the Termination Fee payable hereunder shall be offset by the amount of any damages recovered by Parent as a result of the relevant breaches, failures to perform or inaccuracies; provided that for the purposes of this Section 8.3(a)(iii), all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)”.

(b) For purposes of this Section 8.3, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if (i) a Company Takeover Proposal shall have been made directly to the Company’s stockholders or otherwise publicly announced or publicly disclosed, or (ii) a bona fide third party or group shall have made, or disclosed its or their intention to make, a Company Takeover Proposal, directly or through an intermediary, to any member of the Company Board of Directors, and in each case of clauses (i) and (ii), such Company Takeover Proposal shall not have been withdrawn in good faith at least five (5) Business Days prior to such termination; provided that for purposes of this Section 8.3(b), all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)”.

(c) “Termination Fee” shall mean a cash amount equal to $90,000,000.

(d) The parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Termination Fee is required hereunder, then, except in the case of fraud, intentional misrepresentation or other willful breach occurring prior to such termination, upon receipt of such payment by Parent, (i) the payment of such Termination Fee in accordance with this Section 8.3, shall be the sole and exclusive remedy of Parent and the Merger Subs for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further Liability of any kind for any reason arising out of or in connection with the Transactions.

(e) Each of the Parties hereto acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable and which do not involve fraud, intentional misrepresentation or other willful breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the full Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.

(f) Each of the Company, Parent, Purchaser and Merger Sub 2 acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent, Purchaser and Merger Sub 2 would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent or either Merger Sub commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3 or any portion thereof, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in in connection with the collection under and enforcement of this Section 8.3 and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).

ARTICLE IX MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Merger; provided, that this Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the First Effective Time or otherwise expressly by its terms survives the First Effective Time.

Section 9.2 Expenses. Except as set forth in Section 8.3, whether or not the Offer and the Mergers are consummated, all costs and expenses incurred in connection with the Offer, the Mergers, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent, on the one hand, and the Company, on the other hand, shall be responsible for the payment of fifty percent (50%) of any filings fees under the HSR Act.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.5 Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the transactions contemplated by this Agreement and the obligation of Parent and the Merger Subs to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5 and each Party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 9.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.6.

Section 9.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent, when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.7 and either (ii)(A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 9.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or facsimile or any other method described in this Section 9.7, or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or the Merger Subs:

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Attention: Chief Legal Officer

Fax: (952) 936-3007

Email: richard.mattera@uhg.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, CO 80202

Attn:          Timothy R. Aragon, Esq.

Facsimile: (303) 899-7333

Email:       timothy.aragon@hoganlovells.com

To the Company:

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901,

Birmingham, AL 35209

Attn:          General Counsel

Facsimile: (205) 439-4929

Email:       rsharff@scasurgery.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:           Paul J. Shim, Esq.

                   James E. Langston, Esq.

Facsimile: (212) 225 3999

Email:       pshim@cgsh.com

                  jlangston@cgsh.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that, prior to the commencement (as such term is defined for purposes of Rule 14d-2 promulgated under the Exchange Act) of the Offer, Parent may designate, by written notice to the Company, another wholly-owned Subsidiary to be a Merger Sub in lieu of either entity that is a Merger Sub as of the date hereof, in which event all references herein to such Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to such Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such assignment or designation shall not, and would not reasonably be expected to, impede or delay the consummation of any Transaction, prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 9.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 9.13, this Agreement is not intended to grant standing to any Person other than the Parties hereto.

Section 9.11 Amendments; Waivers. At any time prior to the Acceptance Time, any provision of this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Purchaser and Merger Sub 2 or, in the case of a waiver, by the Party waiving such provision. At any time and from time to time prior to the Acceptance Time, either the Company, on the one hand, or Parent and Merger Subs, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Subs, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Subs, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries. Except (a) as provided in Section 6.8, or (b) for the right of holders of shares of Company Common Stock, after the First Effective Time, to receive the aggregate consideration payable pursuant to Article III of this Agreement, which rights set forth in clauses (a) and (b) of this Section 9.13 are hereby expressly acknowledged and agreed by Parent and the Merger Subs, each of Parent, Purchaser, Merger Sub 2 and the Company agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 6.8 and clause (b) of the first sentence of this Section 9.13 shall not arise unless and until the First Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

Section 9.14 Interpretation. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article, Section or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “dollars” or “$” shall mean United States dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When used in Article IV or Section 6.1 in relation to the Company or its Subsidiaries, the word “material” shall be deemed to mean “material to the Company and its Subsidiaries taken as a whole” and when used in Article V in relation to Parent or its Subsidiaries, shall be deemed to mean “material to Parent and its Subsidiaries taken as a whole”.

Section 9.15 Definitions.

(a) Certain Specified Definitions. As used in this Agreement:

(i) “Action” means any legal or administrative proceeding, claim, suit, arbitration, mediation, charge, complaint, litigation or similar action.

(ii) “Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, in no event shall TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. or any of their respective investment vehicles or portfolio companies or any of their respective affiliated investment fund or any portfolio company of such affiliated investment funds, be considered an Affiliate of the Company or any of its Subsidiaries.

(iii) “Business Day” means any day other than a Saturday, Sunday or any other day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

(iv) “Company Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company, any Subsidiary or, to the knowledge of the Company, any of the Facility Entities, or to which the Company, any Subsidiary or, to the knowledge of the Company, any of the Facility Entities contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any Liability, including, for the avoidance of doubt, for the benefit of, or in respect of, employees outside of the United States.

(v) “Company Intellectual Property” means any and all Intellectual Property that is owned by (or purported to be owned by) the Company, any Subsidiary of the Company or, to the knowledge of the Company, any of the Facility Entities.

(vi) “Company Material Adverse Effect” means any condition, fact, change, circumstance, event, occurrence, development or effect (each, an “Effect”) that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect arising from or relating to any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:

(A) political or economic conditions, or securities, credit, financial or other capital markets conditions;

(B) any condition or changes generally affecting the Company’s industry or industries;

(C) any decline in the market price or trading volume of the shares of Company Common Stock on Nasdaq or a change in the credit rating of the Company or any of its Subsidiaries (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline or change has resulted in a Company Material Adverse Effect);

(D) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect);

(E) the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and consummation of the Transactions or the public announcement or pendency of the Offer or the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Subsidiary of the Company with customers, suppliers, distributors, employees or any other third party (provided that this clause (E) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated hereby);

(F) changes or proposed changes in GAAP or in applicable Laws or the enforcement or interpretation thereof;

(G) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(H) any action taken at the request of Parent, Purchaser or Merger Sub 2 in accordance with this Agreement;

(I) the identity of, or any facts or circumstances relating to, Parent, either Merger Sub or any of their respective Affiliates; or

(J) any matter set forth specifically in Section 9.15(a)(vi)(J) of the Company Disclosure Schedule;

(vii) except, in the case of any of clauses (A), (B), (F) or (G) to the extent that any Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that it has on other participants in the Company’s industry or industries.

(viii) “Company Registered Intellectual Property” means any and all Intellectual Property that is the subject of an application or registration with any Governmental Entity at any time that is owned by the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Facility Entity.

(ix) “Company Regulatory Agency” means any Governmental Entity that regulates the business of the Company or its facilities, including, without limitation, the Centers for Medicare and Medicaid Services.

(x) “Company Stock Plans” means the 2016 Omnibus Long-Term Incentive Plan, 2013 Omnibus Long-Term Incentive Plan, Management Equity Incentive Plan and Directors and Consultants Equity Incentive Plan and any applicable award agreements granted under any of the foregoing, collectively.

(xi) “Company Superior Proposal” means a written Company Takeover Proposal (but substituting “50%” for all references to “15%” in the definition of such term) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the identity of the third party making such Company Takeover Proposal and financing terms thereof, and such other factors as the Company Board of Directors considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 6.3(f) of this Agreement, is more favorable to the stockholders of the Company from a financial point of view than the Transactions.

(xii) “Company Takeover Proposal” means any unsolicited bona fide inquiry, proposal, indication of interest or offer from any Person (other than Parent, Purchaser or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person acquiring (x) beneficial ownership of fifteen percent (15%) of more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company or (y) fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership of or the right to acquire beneficial ownership, directly or indirectly, of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries or

(D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company.

(xiii) “Contract” means any contract, note, bond, mortgage, indenture, loan or credit agreement, debenture, deed of trust, license agreement, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, whether written or oral.

(xiv) “Environmental Law” means any applicable Law relating to the protection, regulation, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials.

(xv) “ERISA” means, the Employee Retirement Income Security Act of 1974.

(xvi) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xvii) “Facility Entity” means any partnership, corporation, association, trust or other form of legal entity which operates a provider of health care services, (a) the equity or other ownership interests of which are directly or indirectly held by (I) the Company or any of its Subsidiaries and (II) any other Person, and (b) whose results were not presented on a consolidated basis with the Company, but rather as a noncontrolling interest, on its financial statements for the quarter ended September 30, 2016 as included in the Company SEC Documents and will not be presented on a consolidated basis with the Company, but rather as a noncontrolling interest, on its financial statements for the year ended December 31, 2016.

(xviii) “Governmental Entity” means any federal, state or local, domestic, foreign, multinational or transnational government, court, agency, commission, authority, bureau, board, official, political subdivision, tribunal or other governmental instrumentality.

(xix) “Governmental Programs” means, collectively, the Medicare and Medicaid programs set forth in Titles XVIII and XIX of the Social Security Act, and “federal health care programs” as defined in 42 U.S.C. §1320a-7b(f).

(xx) “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (A) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (B) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (C) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (D) which pose a hazard to human health, safety, natural resources, employees, or the environment.

(xxi) “HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

(xxii) “Indebtedness” means, as of any time with respect to any Person, any obligations (including, without limitation, principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) (A) with respect to indebtedness of such Person, in respect of borrowed money, issued in substitution for or exchange of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (B) representing foreign exchange contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (C) representing obligations to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business); (D) representing obligations under leases required in accordance with GAAP to be recorded as capital leases; and (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition by such person.

(xxiii) “Information Privacy and Security Laws” means all Laws concerning the privacy or security of Personal Information, including in each case to the extent relating to the privacy or security of Personal Information, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the CAN-SPAM Act, Children’s Online Privacy Protection Act, state data breach notification laws, state data security laws, state social security number protection laws, any healthcare Laws pertaining to privacy or data security and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, or Laws concerning any outbound communications (including e-mail marketing, telemarketing and text messaging) and data tracking.

(xxiv) “Intellectual Property” means all intellectual property rights in all jurisdictions worldwide, whether registered or unregistered, including all rights in, to and under: (A) all patents and applications therefor, and utility models, and all reissues, divisionals, renewals, extensions, provisionals, reexaminations, continuations and continuations-in-part of any of the foregoing and all rights in any of the foregoing provided by international treaties and conventions; (B) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, confidential proprietary information, know-how, trade secrets; (C) all works of authorship, copyrights (registered or unregistered), copyrightable works, mask works, databases and data collections, copyright registrations and registrations, renewals and applications of any of the foregoing; (D) all industrial designs and any registrations, renewals and applications therefor or thereof throughout the world; (E) all Software; and (F) all domain names, trade names, trademarks, service marks and names, brand names, logos, trade dress, common law trademarks and service marks, including all goodwill of the business symbolized thereby or associated therewith, and registrations and renewals for or of any of the foregoing.

(xxv) “Intervening Event” means a material event, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to and was not reasonably foreseeable by, the Company Board of Directors as of or prior to the date of this Agreement and (b) becomes known to or by the Company Board of Directors prior to the Acceptance Time; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Company Takeover Proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the shares of Company Common Stock on Nasdaq; (iii) the fact that the Company or its Subsidiaries have exceeded or met in and of itself (or the failure of Parent to meet in and of itself) any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial or operating performance for any period ending on or after the date hereof and (iv) changes in the market price or trading volume of the shares of Parent Common Stock on the New York Stock Exchange (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii), (iii) or (iv)).

(xxvi) “knowledge” means with respect to the Company, its Subsidiaries, and the Facility Entities, the knowledge, after reasonable due inquiry (which the Parties agree does not require specific inquiry of the Facility Entities), of the individuals listed in Section 9.15(a)(xxvi) of the Company Disclosure Schedule.

(xxvii) “Liability” means any and all fines, penalties, awards, costs and expenses (including attorneys and other professional’s fees), debts, liabilities, commitments, duties, obligations and responsibilities of any kind and description, whether known or unknown, unliquidated or fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, monetary or non-monetary, direct or indirect or otherwise, whether due or to become due, and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

(xxviii) “Order” means any formal charge, order, writ, permit, license, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Governmental Entity or any arbitrator, whether civil, criminal or administrative.

(xxix) “Parent Material Adverse Effect” means any Effect that individually or in the aggregate has had or would reasonably be expected to (A) prevent or materially impede, materially interfere with or materially delay the consummation by Parent or the Merger Subs of the Transactions or (B) have a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effect arising from or relating to any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect:

(A) political or economic conditions, or securities, credit, financial or other capital markets conditions;

(B) any condition or changes generally affecting Parent’s industry or industries;

(C) any decline in the market price or trading volume of the shares of Parent Common Stock on the New York Stock Exchange or a change in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline or change has resulted in a Parent Material Adverse Effect);

(D) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Parent Material Adverse Effect);

(E) the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder and consummation of the Transactions or the public announcement or pendency of the Offer or the Mergers or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any Subsidiary of Parent with customers, suppliers, distributors, employees or any other third party (provided that this clause (E) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated hereby);

(F) changes or proposed changes in GAAP or in applicable Law or the enforcement or interpretation thereof;

(G) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(H) any action taken at the request of the Company or any of its Subsidiaries in accordance with this Agreement; or

(I) the identity of, or any facts or circumstances relating to, the Company, its Subsidiaries or any of their respective Affiliates;

except, in the case of any of clauses (A), (B), (F) or (G) to the extent that any Effect has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect that it has on other participants in Parent’s industry or industries.

(i) “Parent Stock Plans” means the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (as amended and restated in 2015), the Catamaran Corporation Third Amended and Restated Long-Term Incentive Plan, as amended, the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended, the Amended and Restated UnitedHealth Group Incorporated Executive Incentive Plan (2009 Statement), effective as of December 31, 2008, as amended, the Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan, effective as of December 31, 2008, as amended and any applicable award agreements granted under any of the foregoing, collectively.

(ii) “Parent Trading Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the New York Stock Exchange, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five (5) full consecutive trading days ending on and including the third (3rd) business day prior to the Expiration Date.

(iii) “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

(iv) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) applicable zoning, building or similar Laws, codes, ordinances and state and federal regulations which are not violated by the current use or occupancy of the applicable real property or the operation of the Company’s, its Subsidiaries’ or a Facility Entity’s business thereon, (E) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (F) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto or (G) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business.

(v) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Entity.

(vi) “Personal Information” means any information that (A) identifies or relates to an individual person including information that alone or in combination with other information held by Company or any of its Subsidiaries can be used to identify, contact, or precisely locate an individual person or can be linked to an individual person, including, without limitation, name, address, telephone number, health information (including protected health information (as defined in 45 C.F.R. § 160.103)), social security number, drivers’ license number, government issued identification number, any financial account numbers or log-in information, Internet Protocol addresses or other persistent device identifiers, or any other data that can be used to identify, contact, or precisely locate an individual; or (B) any information that is governed, regulated or protected by any of the Information Privacy and Security Laws that are expressly listed in the definition of Information Privacy and Security Laws set forth in Section 9.15(a)(xxiii); or (C) any information that is covered by the PCI DSS.

(vii) “Prohibited Person” means (A) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by OFAC; (B) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (C) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (D) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by an such individual or entity; or (E) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.

(viii) “Release” means any release, spill, emission, discharge, seepage, escaping, leaking, pumping, pouring, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into or upon the indoor or outdoor environment including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

(ix) “Software” means any and all software and computer programs in both machine-readable form and human-readable form, including all data files, application programming, user interfaces, source code, object code and operating systems, and related documentation.

(x) “Subsidiaries” means, with respect to the Company and any of its Subsidiaries, except as set forth on Section 9.15(a)(xxxix) of the Company Disclosure Schedule: any corporation, partnership, association, trust or other form of legal entity (A) whose results were presented on a consolidated basis with the Company on its financial statements for the quarter ended September 30, 2016 as included in the Company SEC Documents or will be presented on a consolidated basis with the Company on its financial statements for the year ended December 31, 2016 (B) which more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (C) such Person or any Subsidiary of such Person is a general partner; and with respect to any other Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner.

(xi) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(xii) “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

(xiii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.

Section 9.16 Scheduled Matters. Notwithstanding anything in this Agreement to the contrary, in no event shall the exercise by the applicable counterparty of any right arising under any of the Contracts set forth on Section 9.15(a)(vi)(J) of the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement or the failure to obtain the consent of any such counterparty required to be obtained under any such Contract constitute a breach by the Company or any of its Subsidiaries of any representation, warranty covenant or other agreement contained in this Agreement, result in the failure of any Offer Condition or condition set forth in Article VII or give rise to any right of termination under Article VIII.

Index of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	Section 6.3(c)
Acceptance Time	Section 1.1(d)
Agreement	Preamble
Alternative Cash Consideration	Section 1.1(a)
Alternative Stock Consideration	Section 1.1(a)
Appraisal Provisions	Section 3.1(c)
Arrangements	Section 6.13
associates	Section 4.20(a)(ii)
Book-Entry Shares	Section 3.1(a)
Business Associate Contracts	Section 4.21(b)
Cancelled Shares	Section 3.1(a)(ii)
Cash Consideration	Section 1.1(a)
Certificate	Section 3.1(a)
Certificates of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Collective Bargaining Agreement	Section 4.15(a)
Company	Preamble
Company 401(k) Plan	Section 6.4(d)
Company Acquisition Agreement	Section 6.3(e)
Company Adverse Recommendation Change	Section 6.3(e)
Company Approvals	Section 4.3(d)
Company Board of Directors	Recitals
Company Bylaws	Section 4.1(b)
Company Certificate	Section 4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Financial Statements	Section 4.4(b)
Company Indemnified Parties	Section 6.8(a)
Company Material Contracts	Section 4.20(a)
Company Option	Section 3.3(a)
Company Performance Share Award	Section 3.3(c)

Company Permits	Section 4.7(b)
Company Preferred Stock	Section 4.2(a)
Company Recommendation	Recitals
Company RSU Award	Section 3.3(b)(i)
Company SEC Documents	Section 4.4(a)
Company Stock Awards	Section 3.3(d)
Company Takeover Transaction	Section 8.3(a)(iii)
Compensation Committee	Section 6.13
Confidentiality Agreement	Section 6.2(c)
Continuing Employees	Section 6.4(b)
D&O Insurance	Section 6.8(c)
Delaware Secretary	Section 2.3
DGCL	Recitals
Dissenting Shares	Section 3.1(c)
Dissenting Stockholder	Section 3.1(c)
DLLCA	Recitals
Effect	Section 9.15(a)(vii)
End Date	Section 8.1(c)
Enforceability Exceptions	Section 4.3(c)
Equity Award Conversion Ratio	Section 3.3(a)
ESPP	Section 3.3(e)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Exchanged Amounts	Section 3.2(c)
Expiration Date	Section 1.1(c)(i)
Final Offering	Section 3.3(e)
First Certificate of Merger	Section 2.3
First Effective Time	Section 2.3
First Merger	Recitals
First Surviving Corporation	Section 2.1
Fractional Share Cash Amount	Section 1.1(e)
GAAP	Section 4.4(b)
Health Care Laws	Section 4.8(a)
HIPAA Notice of Privacy Policies	Section 4.21(a)
HSR Act	Section 4.3(d)
immediate family	Section 4.20(a)(ii)
IRS	Section 4.10(a)
IT Assets	Section 4.16(h)
Law	Section 4.7(a)
Laws	Section 4.7(a)
Leased Real Property	Section 4.17(b)
Letter of Transmittal	Section 3.2(c)
Lien	Section 4.3(e)
material contract	Section 4.20(a)(i)
Maximum Stock Consideration	Section 1.1(a)
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Minimum Cash Consideration	Section 1.1(a)
Nasdaq	Section 1.1(c)(ii)

Offer	Recitals
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.2(a)(i)
Offer Prospectus	Section 1.2(b)
Organizational Documents	Section 4.1(b)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent 401(k) Plan	Section 6.4(d)
Parent Approvals	Section 5.3(b)
Parent Common Stock	Section 5.2
Parent Financial Statements	Section 5.4(b)
Parent Organizational Documents	Section 5.1(b)
Parent Performance Share Award	Section 3.3(c)
Parent Preferred Stock	Section 5.2
Parent SEC Documents	Section 5.4(a)
Parent Stock Awards	Section 5.2
Parent Stock-Based RSU	Section 3.3(b)(i)
Parties	Preamble
Party	Preamble
pdf	Section 9.3
Premium Cap	Section 6.8(c)
Pre-Termination Takeover Proposal Event	Section 8.3(b)
Purchaser	Preamble
Purchaser Common Stock	Section 3.1(a)(iii)
Qualified Plan	Section 4.10(c)
Real Property Leases	Section 4.17(b)
Registration Statement	Section 1.2(b)
Representatives	Section 6.3(a)
Sarbanes-Oxley Act	Section 4.4(a)
Schedule TO	Section 1.2(a)(i)
SEC	Section 1.1(c)(ii)
Second Certificate of Merger	Section 2.3
Second Effective Time	Section 2.3
Second Merger	Recitals
Second Request	Section 6.5(c)
Securities Act	Section 1.2(b)
Security Risk Assessment	Section 4.21(g)
Stock Consideration	Section 1.1(a)
Surviving Company	Section 2.1
Tender and Support Agreement	Recitals
Termination Fee	Section 8.3(c)
Transaction Consideration	Section 1.1(a)
Transactions	Recitals

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	President

SPARTAN MERGER SUB 1, INC.

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	Chief Executive Officer

SPARTAN MERGER SUB 2, LLC

By:	/s/ David S. Wichmann
Name:	David S. Wichmann
Title:	Chief Executive Officer

SURGICAL CARE AFFILIATES, INC.

By:	/s/ Andrew P. Hayek
Name:	Andrew P. Hayek
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX A

Conditions to the Offer

Notwithstanding any other term of the Offer, but subject to the terms and conditions of this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock validly tendered pursuant to the Offer (and not properly withdrawn prior to the Expiration Date and theretofore accepted for payment or paid for) in the event that, at the Expiration Date:

(A)	any waiting period (and extensions thereof) applicable to the Offer and the Mergers under the HSR Act shall not have expired or been terminated;

(B)	there shall not have been validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, together with the shares of Company Common Stock (if any) then owned by Parent, Purchaser and Parent’s other Subsidiaries, represents at least a majority of all then outstanding shares of Company Common Stock (the “Minimum Condition”) (excluding, for purposes of determining whether a sufficient number of shares have been tendered in the Offer to satisfy the Minimum Condition, shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures);

(C)	the Registration Statement shall not have been declared effective by the SEC under the Securities Act or a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or proceedings for that purpose shall have been initiated or threatened by the SEC;

(D)	the shares of Parent Common Stock to be issued in the Offer and the First Merger shall not have been approved for listing on the New York Stock Exchange, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.12);

(E)	any of the following shall have occurred and continue to exist as of the Expiration Date:

(1)	an injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, or a Law shall have been adopted or be effective, in each case that prohibits or makes illegal the consummation of the Offer or the Mergers;

(2)

any of the representations and warranties of the Company set forth in (i) Article IV (other than in Section 4.1(a), the first four sentences of Section 4.1(b), the first two sentences of Section 4.2(a); clauses (A), (B) and (E) of Section 4.2(b)(i), Section 4.2(d), Section 4.3(a), (b) and (c), Section 4.11(b), Section 4.23, and Section 4.25) shall not be true and correct both at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, other than for failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) Section 4.1(a), the first two sentences of Section 4.1(b), the first two sentences of Section 4.2(a), clauses (A), (B) and (E) of Section 4.2(b)(i), and Section 4.11(b) shall not be true and correct at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except for any de minimis inaccuracies, or (iii) the third and fourth sentences of Section 4.1(b), Section 4.2(d), Section 4.3(a), (b) and (c), Section 4.23 and Section 4.25 shall not be true and correct in all material respects at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii) as applicable) only as of such date or period;

(3)	the Company shall have failed to perform and comply in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Expiration Date;

(4)	the Company shall have failed to deliver to Parent a certificate, dated the Expiration Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in paragraphs (E)(2) and (E)(3) of this Annex A have been satisfied;

(5)	the Company shall not have received a written opinion from Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to the Company, dated as of the Expiration Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(6)	Parent shall not have received a written opinion from Hogan Lovells US LLP, in form and substance reasonably satisfactory to Parent, dated as of the Expiration Date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(7)	this Agreement shall have been terminated in accordance with its terms; or

(8)	the Company shall have failed to obtain all consents, authorizations, waivers and approvals and to make all filings, applications and notices, in each case, with respect to certificates of need and licenses to operate as an ambulatory surgery center or a hospital, as the case may be, required to be obtained by the Company pursuant to applicable Health Care Laws in order to consummate the Transactions with respect to more than 6% of all facilities that provide health care services that are operated or managed by the Company, any of its Subsidiaries or any Facility Entity.